Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of September 26, 2011

among

ENBRIDGE ENERGY PARTNERS, L.P.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

Swing Line Lender

and

an L/C Issuer,

ROYAL BANK OF CANADA,

as an L/C Issuer

and

The Lenders Party Hereto

ROYAL BANK OF CANADA,

Syndication Agent

MORGAN STANELY BANK, N.A.,

CITIBANK, N.A.

and

THE ROYAL BANK OF SCOTLAND N.V., (CANADA) BRANCH,

Co-Documentation Agents

BANK OF AMERICA MERRILL LYNCH

and

RBC CAPITAL MARKETS

Joint Lead Arrangers and Joint Bookrunners

i

continued

5.09	Insurance	60
5.10	Taxes	60
5.11	ERISA Compliance	60
5.12	Unrestricted Subsidiaries	60
5.13	Margin Regulations; Investment Company Act	60
5.14	Disclosure	60

ARTICLE VI. AFFIRMATIVE COVENANTS		61
6.01	Financial Statements	61
6.02	Certificates; Other Information	61
6.03	Notices	63
6.04	Payment of Obligations	63
6.05	Preservation of Existence, Etc.	63
6.06	Maintenance of Properties	63
6.07	Maintenance of Insurance	63
6.08	Compliance with Laws	64
6.09	Books and Records	64
6.10	Inspection Rights	64
6.11	Use of Proceeds	64

ARTICLE VII. NEGATIVE COVENANTS		64
7.01	Liens	64
7.02	Mergers; Sale of Assets	66
7.03	Distributions	66
7.04	Change in Nature of Business	66
7.05	Transactions with Affiliates	66
7.06	Burdensome Agreements	66
7.07	Use of Proceeds	67
7.08	Unrestricted Subsidiaries	67
7.09	Consolidated Leverage Ratio	67
7.10	Indebtedness of Non-OLP Subsidiaries	67
7.11	Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries	68

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		68
8.01	Events of Default	68
8.02	Remedies Upon Event of Default	70

ARTICLE IX. ADMINISTRATIVE AGENT		70
9.01	Appointment and Authority	70
9.02	Rights as a Lender	71
9.03	Exculpatory Provisions	71
9.04	Reliance by Administrative Agent	72
9.05	Delegation of Duties	72
9.06	Resignation or Removal of Administrative Agent	72
9.07	Non-Reliance on Administrative Agent and Other Lenders	73
9.08	No Other Duties, Etc.	73
9.09	Administrative Agent May File Proofs of Claim	74

continued

ARTICLE X. MISCELLANEOUS		74
10.01	Amendments, Etc.	74
10.02	Notices and Other Communications; Electronic Communication	75
10.03	No Waiver; Cumulative Remedies	77
10.04	Attorney Costs, Expenses and Taxes	77
10.05	Indemnification by the Borrower; Reimbursement and Indemnification by Lenders	78
10.06	Payments Set Aside	80
10.07	Successors and Assigns	81
10.08	Confidentiality	85
10.09	Set-off	86
10.10	Interest Rate Limitation	86
10.11	Counterparts	86
10.12	Integration	86
10.13	Survival of Representations and Warranties	87
10.14	Severability	87
10.15	Replacement and Removal of Lenders	87
10.16	Governing Law; Jurisdiction; Waiver of Venue	88
10.17	Waiver of Right to Trial by Jury	89
10.18	No Advisory or Fiduciary Responsibility	89
10.19	USA PATRIOT Act Notice	89
10.20	Termination of Commitments Under Existing Credit Agreements and Waiver of Notices	90
10.21	ENTIRE AGREEMENT	90
SIGNATURES		S-1

continued

SCHEDULES

1.01	Existing Letters of Credit
1.02	Certain Intercompany Restrictions (Restrictions on Ability of Subsidiaries to Pay Dividends, etc.)
2.01	Commitments and Pro Rata Shares
5.06	Litigation
5.08	Environmental Matters
7.01	Existing Liens
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Loan Notice
A-2	Swing Line Loan Notice
B-1	Loan Note
B-2	Swing Line Note
C	Compliance Certificate
D	Assignment and Assumption Agreement
E	Subordination Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of September 26, 2011 is made and entered into by and among ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, and an L/C Issuer, and ROYAL BANK OF CANADA, as an L/C Issuer.

WHEREAS, the Borrower, the Administrative Agent, and other financial institutions named and defined therein as Lenders (collectively, the “Existing 2007 Credit Agreement Lenders”) are parties to that certain Second Amended and Restated Credit Agreement dated as of April 4, 2007, as amended by the First Amendment dated as of March 27, 2009, Second Amendment dated as of September 30, 2010, and Third Amendment dated as of March 31, 2011 (the “Existing 2007 Credit Agreement”); and

WHEREAS, the Borrower, Royal Bank of Canada, as administrative agent, and certain other financial institutions named and defined therein as Lenders (collectively, the “Existing 2010 Credit Agreement Lenders”) are parties to that certain Credit Agreement dated as of August 26, 2010, as amended by the First Amendment dated as of September 30, 2010, Second Amendment dated as of March 31, 2011, and Third Amendment dated as of July 20, 2011 (the “Existing 2010 Credit Agreement”, and together with the Existing 2007 Credit Agreement, the “Existing Credit Agreements”);

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Assets” has the meaning set forth in the definition of “Incremental EBITDA”.

“Acquired Subsidiary” has the meaning set forth in the definition of “Incremental EBITDA”.

“Acquisition Period” means the period beginning with the date of payment of the purchase price for a Specified Acquisition (the “Acquisition Closing Date”) and continuing through the earliest of (a) the last day of the second fiscal quarter following the quarter in which the Acquisition Closing Date occurs, (b) the date designated by the Borrower as the termination date of such Acquisition Period, or (c) the Quarter End Date on which the Borrower is in compliance with Section 7.09 as such compliance is determined as if such period was not an Acquisition Period. As used in this definition, “Specified Acquisition” means any one or more transactions (x) consummated during a consecutive 9-month period pursuant to which the Borrower or one or more of its Subsidiaries, or any combination of the foregoing, directly or indirectly, whether in the form of capital expenditure, an investment, a merger, a consolidation, an amalgamation or otherwise and whether through a solicitation of tender of equity interests, one or more negotiated block, market, private or other transactions, or any combination of the foregoing, acquires for an aggregate purchase price of not less than $50,000,000 (i) all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person or (ii) more than 50% of the equity interests in any other Person, and (y) designated by the Borrower to the Administrative Agent as a “Specified Acquisition” (such designation may be made at any time during an

Acquisition Period that began on the Acquisition Closing Date for such Specified Acquisition); provided that following a designation of a Specified Acquisition, the Borrower may not designate a subsequent Specified Acquisition unless, after the end of the most recent Acquisition Period there shall have occurred at least one Quarter End Date on which the Borrower is in compliance with Section 7.09, as such compliance is determined as if such period was not an Acquisition Period. As used in this definition, “Quarter End Date” means the last date of a fiscal quarter.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Administrative Agent to be completed by the Lenders.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent permitted hereby) and each Arranger, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means at any time the sum of the Commitments of all the Lenders under this Agreement.

“Applicable Percentage” means Pro Rata Share.

“Applicable Rate” means the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee Rate	Applicable Rate for Eurodollar Loans and Applicable Rate for Letters of Credit	Applicable Rate for Base Rate Loans
1	A-/A3 or higher	.150%	0.975%	0.125%
2	BBB+/Baa1	.175%	1.075%	0.250%
3	BBB/Baa2	.200%	1.300%	0.500%
4	BBB-/Baa3	.250%	1.375%	0.625%
5	BB+/Ba1 or lower or unrated	.300%	1.450%	0.750%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies and they differ by one level, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating in effect on the Closing Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means either Merrill Lynch, Pierce, Fenner & Smith Incorporated or RBC Capital Markets, in their respective capacities as co-arrangers and joint bookrunners. As used herein, the term “Arranger” shall mean “each Arranger” or the “applicable Arranger” as the context may require.

“Assignee Conditions” means, in relation to any Approved Fund that is financially capable of performing the obligations of a Lender under this Agreement, the conditions as follows: (i) if a Lender assigns to such an Eligible Assignee less than all of its Commitment and the Loans at the time owing to it (or a participation in its L/C Obligations), any right of such assigning Lender and such assignee to vote as a Lender, or any other direct claim or right against the Borrower in relation to this Agreement, shall be uniformly exercised or pursued by such assigning Lender and such assignee; and (ii) such assignee shall not be entitled to payment from the Borrower under Article III of amounts in excess of those payable to such Lender assignor under such Article (determined without regard to such assignment or transfer).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel but expressly excludes the allocated cost of internal legal services and all disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income and cash flows for such fiscal year of such Persons.

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Daily Floating Eurodollar Rate for a one month period for such day (or if such day is not a Business Day, the immediately preceding Business Day). Such prime rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced prime rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph hereto, and includes its successors and assigns permitted hereby, if any.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the State where the Administrative Agent’s Office is located or in the State of New York, and if such day relates to any Eurodollar Rate Loan, it must also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances, or, if the L/C Issuer or the Swing Line Lender benefitting from such collateral shall agree, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender, as applicable (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP, other than any Operating Lease.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (i) the failure of Enbridge Energy Company, Inc., a Delaware corporation, or any other Person, in each case during the period that such Person is the general partner of the Borrower, to constitute a Subsidiary of Enbridge Inc., a corporation incorporated under the federal laws of Canada, (ii) the failure of Enbridge Energy Company, Inc. or any other Subsidiary or Subsidiaries of said Enbridge Inc. at any time to constitute all of the general partners of the Borrower, or (iii) the failure of the Operating Partnership to constitute a Subsidiary of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or as otherwise provided in Section 4.01 or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes party hereto, as applicable, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

“Committed Loan” has the meaning specified in Section 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consenting Lenders” has the meaning specified in Section 2.14(b).

“Consolidated” or “consolidated” when used with reference to a Subsidiary or an Unrestricted Subsidiary means that such Subsidiary or Unrestricted Subsidiary is consolidated for financial reporting purposes in accordance with GAAP.

“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period, plus (b) (i) consolidated interest expense deducted in determining such Consolidated Net Income, (ii) the amount of taxes, based on or measured by income, used or included in the determination of Consolidated Net Income, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, and (iv) Marshall/Romeoville Oil Cleanup Costs deducted in determining such Consolidated Net Income, and minus (c) to the extent included in the calculation of such Consolidated Net Income, the amount of insurance proceeds received to compensate for Marshall/Romeoville Oil Cleanup Costs, not to exceed in the aggregate the amounts by which Consolidated EBITDA for such period or any prior period is or has been increased on account of Marshall/Romeoville Oil Cleanup Costs.

“Consolidated Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) on a consolidated basis, the sum of (without duplication) the following: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including all Obligations hereunder) and, without duplication, Indebtedness of the type described in clause (c) of the definition thereof; (b) that portion of obligations with respect to Capital Leases that are capitalized in the consolidated balance sheet of the Borrower and its Subsidiaries; and (c) without duplication, the unpaid principal amount of all Guarantee Obligations with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than the Borrower or any of its Subsidiaries and excluding in all cases (i) Qualifying Subordinated

Indebtedness owing to an Affiliate of the Borrower and (ii) to the extent included in any of clauses (a) through (c) above, Designated Hybrid Securities.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from Dispositions of assets) for that period determined on a consolidated basis; provided, for the purposes of the definition of Consolidated Operating Income, Consolidated Net Income shall be calculated by including the Unrestricted Subsidiaries.

“Consolidated Net Worth” means, as to the Borrower at any date, the sum of (i) the amount of partners’ capital of the Borrower determined as of such date in accordance with GAAP, and (ii) Designated Hybrid Securities; provided, there shall be excluded, without duplication, from such determination (to the extent otherwise included therein) the amount of accumulated other comprehensive gain or loss as of such date determined in accordance with GAAP.

“Consolidated Operating Income” means, for any period, (i) the sum of Consolidated Net Income and consolidated interest expense for such period less (ii) the sum of consolidated interest income and consolidated income classified as “Other” for such period, and in each of the foregoing instances, “consolidated” refers to the Borrower, its Subsidiaries and Unrestricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound pursuant to which such Person is obligated to perform an agreement or other undertaking.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its (a) outstanding Committed Loans and (b) participations in L/C Obligations and Swing Line Loans.

“Credit Extension” means each of the following: (a) a Borrowing, (b) a Swing Line Borrowing, or (c) an L/C Credit Extension.

“Daily Floating Eurodollar Rate” means, with respect to any Swing Line Loan or any Base Rate Loan that is accruing interest based on clause (c) of the definition of Base Rate, for each day that it is a Daily Floating Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day), for U.S. dollar deposits with a term equivalent to one (1) month. If such rate is not available at such time for any reason, then the “Daily Floating Eurodollar Rate” shall be the rate per annum determined by the Administrative Agent in accordance with its usual practice to be the rate at which deposits in U.S. dollars in same day funds in the approximate amount of the Daily Floating Eurodollar Rate Loan being made, continued or converted and with a term equivalent to one (1) month would be offered by the Swing Line Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day).

“Daily Floating Eurodollar Rate Loan” means a Loan that bears interest at a rate based upon the Daily Floating Eurodollar Rate.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when required to be paid by it hereunder, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Delegate” means Enbridge Energy Management, L.L.C., the delegate of the General Partner, and its successors and permitted assigns.

“Designated Hybrid Securities” means at the end of any fiscal quarter, the outstanding Hybrid Securities at such time in a face amount that does not exceed 15% of Total Capitalization at such time.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” for any Person means, with respect to any shares of any capital stock, any units, any partnership interests or other equity securities or ownership interests issued by such Person, (a) the retirement, redemption, purchase, or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.

“Dollar” and “$” means lawful money of the United States of America.

“EBITDA” means for any period and for any Person and its consolidated Subsidiaries the sum of (a) net income of such Person and its consolidated Subsidiaries from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from dispositions of assets), and (b) to the extent deducted in determining net income of such Person and its consolidated Subsidiaries (i) all interest expense plus the portion of rent expense of such Person under capitalized leases that is treated as interest in accordance with GAAP, (ii) the amount of taxes, based on or measured by income, and (iii) the amount of depreciation and amortization expense, in each case of such Person and its consolidated Subsidiaries for such period.

“Eligible Assignee” means any Person that meets all of the requirements to be an assignee under Section 10.07(b)(iii), and is not precluded by Section 10.07(b)(v), 10.07(b)(vi) or 10.07(b)(vii) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“EPRM” means Enbridge Partners Risk Management, L.P., a Delaware limited partnership, and a Wholly-Owned Subsidiary.

“EPRM Swap Contracts” means Swap Contracts to which EPRM is a counterparty, provided that (a) no other Subsidiary of the Borrower is a counterparty thereto or has Guarantee Obligations with respect thereto, (b) EPRM engages in no business other than the entry into Swap Contracts and related documents, instruments and agreements, and the performance of obligations and duties, the taken of actions, and the exercise of rights, privileges, interests or benefits under and incidental thereto, and (c) EPRM’s assets consist solely of Swap Contracts and related documents, instruments and agreements, and rights, privileges, interests and benefits thereunder, and other assets related to, or needed or needful for, the performance of obligations, taking of actions or exercise of rights, privileges, interests or benefits thereunder or arising under, or in connection with, revenues and operations with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any rules and regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by the Borrower of liability with respect to a withdrawal by the Borrower or any ERISA Affiliate from a

Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by the Borrower of liability with respect to a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the incurrence by the Borrower of liability with respect to the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the incurrence by the Borrower of liability with respect to an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; and with respect to each of the occurrences described in the presiding clauses (a) through (g), which could reasonably be expected to have a Material Adverse Effect.

“Eurodollar Rate” means the Fixed Period Eurodollar Rate or the Daily Floating Eurodollar Rate, as the case may be.

“Eurodollar Rate Loan” means a Fixed Period Eurodollar Rate Loan or a Daily Floating Eurodollar Rate Loan. Each reference to Eurodollar Rate Loan when used in connection with Committed Loans shall mean a Fixed Period Eurodollar Rate Loan. Each reference to Eurodollar Rate Loan when used in connection with Swing Line Loans shall mean a Daily Floating Eurodollar Rate Loan.

“Event of Default” means any of the events or circumstances specified in Article VIII.

“Excess Swap Termination Value” means, as of any quarter-end date of determination, an amount equal to the excess of (a) the net aggregate Swap Termination Value as of such quarter-end date of (i) all Swap Contracts (other than EPRM Swap Contracts) pursuant to which one or more Subsidiaries of the Borrower are obligated as a counterparty and for which no other Subsidiary of the Borrower has a Guarantee Obligation with respect thereto, and (ii) all Swap Contracts for which one or more Subsidiaries of the Borrower has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto over (b) $150,000,000.

“Excluded Subsidiary” means any Subsidiary which is subject to any Excluded Subsidiary Transfer Restrictions; provided, however, that a Subsidiary that is subject to Excluded Subsidiary Transfer Restrictions will not be deemed to be an Excluded Subsidiary by reason of such Excluded Subsidiary Transfer Restrictions if, after giving effect thereto, such Subsidiary is permitted to make the payments, loans, advances and transfers of the type described in clauses (i), (ii), (iii) and (iv) of the definition of Intercompany Restrictions to the Borrower or to at least one other Subsidiary that is not subject to any Excluded Subsidiary Transfer Restrictions that restrict such Subsidiary’s ability to make such payments, loans, advances and transfers to the Borrower.

“Excluded Subsidiary Transfer Restrictions” means restrictions of the type described in clauses (i), (ii), (iii), or (iv) of the definition of Intercompany Restrictions, other than (I) restrictions of the type described in clause (iv) which are otherwise excepted by any of clauses (d), (e), (f), (g), or (h) of the definition of Intercompany Restrictions, or (II) which would be Intercompany Restrictions absent the exception set forth in clause (c) of the definition of Intercompany Restrictions.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income or profits (however denominated), and franchise taxes imposed on it (in lieu of or in addition to net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located or described in subclause (a) of this definition, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.15) pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), and (e) any United States withholding tax imposed pursuant to FATCA.

“Existing 2007 Credit Agreement”, “Existing 2010 Credit Agreement” and “Existing Credit Agreements” each has the meaning set forth in the recitals hereof.

“Existing 2007 Credit Agreement Lenders”, “Existing 2010 Credit Agreement Lenders” and “Existing Lenders” each has the meaning set forth in the recitals hereof.

“Existing Letters of Credit” means each of the letters of credit issued under the Existing Credit Agreement outstanding on the Closing Date, including those Letters of Credit described on Schedule 1.01.

“Extension Effective Date” has meaning specified in Section 2.14(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the letter agreement, dated August 18, 2011, among the Borrower, the Administrative Agent and Merrill Lynch Pierce Fenner & Smith Incorporated, (b) the letter agreement, dated August 18, 2011, among the Borrower, Royal Bank of Canada and RBC Capital Markets, and (c) the letter agreement, dated August 18, 2011, among the Borrower, Bank of America, Royal Bank of Canada, and the Arrangers.

“Financing Vehicle” has the meaning set forth in the definition of “Hybrid Securities.”

“Fixed Period Eurodollar Rate” means, with respect to any Fixed Period Eurodollar Rate Loan for the Interest Period applicable to such Fixed Period Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Fixed Period Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent in accordance with its usual practice to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Fixed Period Eurodollar Rate Loan being made, continued or converted by the Person then serving as the Administrative Agent and with a term equivalent to such Interest Period would be offered by such Person’s London Branch (or if such Person has no London Branch, by the London Branch of a major financial institution that is reasonably selected by the Administrative Agent and reasonably acceptable to the Borrower) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Fixed Period Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Fixed Period Eurodollar Rate.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateral has been provided in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateral has been provided in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person (an “Obligor”), means, as of any date of determination, the sum of (without duplication) the following: (a) the outstanding principal amount of all obligations of such Obligor, whether current or long-term, for borrowed money and, without duplication, Indebtedness of the type described in clause (c) of the definition thereof; (b) that portion of obligations of such Obligor with respect to Capital Leases that are capitalized in a balance sheet of such Obligor; and (c) without duplication, the unpaid principal amount of all Guarantee Obligations of such Obligor with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than such Obligor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the

United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Enbridge Energy Company, Inc., a Delaware corporation, and after the date hereof, any one or more Subsidiaries of Enbridge Inc., a corporation incorporated under the federal laws of Canada, that shall succeed Enbridge Energy Company, Inc. in the capacity as general partner of the Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Hybrid Securities” means any trust preferred securities or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions issued by the Borrower or a Financing Vehicle. “Financing Vehicle” means a business trust, limited liability company, limited partnership or similar entity (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly-Owned Subsidiaries) at all times by the Borrower, (ii) that has been formed for the sole purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower and (B) payments made from time to time on such subordinated debt. In order for any trust preferred securities or deferrable interest subordinated debt to be considered “Hybrid Securities” for purposes of this Agreement, not later than 20 Business Days prior to the delivery of any Compliance Certificate (or such shorter time period as may be agreed by the Administrative Agent), if the Borrower or any Financing Vehicle has issued any trust preferred securities or deferrable interest subordinated debt that it intends to treat as Hybrid Securities in connection with the calculations set forth on such Compliance Certificate, the Borrower shall have delivered to the Administrative Agent information sufficient to demonstrate that the terms of such trust preferred securities or deferrable interest subordinated debt, as the case may be, meet the criteria set forth in this definition.

“Incremental EBITDA” means, (i) as to any Person which becomes a Subsidiary (an “Acquired Subsidiary”) as a result of an acquisition by the Borrower or a Subsidiary of such Acquired Subsidiary, EBITDA of such Person for the four full quarters ending immediately prior to the acquisition of such Acquired Subsidiary, or (ii) in regard to the acquisition of all or substantially all of the business or assets of any Person or the operating division or business unit of any Person (an “Acquired Asset”) by the Borrower or a Subsidiary, EBITDA with respect to the Acquired Asset for the four full quarters ending immediately prior to the acquisition of such Acquired Asset, as reasonably determined by the Borrower and reasonably acceptable to the Administrative Agent.

“Indebtedness” means, as to any Person at a particular time, all of the following (without duplication):

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) whether or not so included as liabilities in accordance with GAAP, (i) all obligations of such Person to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business of such Person, and (ii) indebtedness of others of the type referred to in clauses (a), (b) and (d) of this definition (excluding prepaid interest thereon) secured by a Lien on property of such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but in amount not to exceed the lesser of the amount of such other Person’s such indebtedness or the fair market value of such property at the relevant date of determination;

(d) Capital Leases;

(e) all Guarantee Obligations of such Person in respect of any of the foregoing; and

(f) for the purposes of determining compliance with the applicable provisions of Sections 7.10 or 7.11, obligations of such Person under Swap Contracts, and Guarantee Obligations of such Person in respect of Swap Contracts, but only to the extent of Excess Swap Termination Value. For purposes of Section 7.10, Indebtedness of the Non-OLP Subsidiaries shall be calculated quarterly and include the Non-OLP Subsidiaries’ Ratable Share of Excess Swap Termination Value as of the relevant quarter-end date of determination, and for purposes of Section 7.11, Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries shall be calculated quarterly and include the Operating Partnership’s and the Operating Partnership Subsidiaries’ Ratable Share of Excess Swap Termination Value as of the relevant quarter-end date of determination.

For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person by its governing agreements and applicable law except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any net obligation under any Swap Contract, and the amount of any Guarantee Obligations in respect of any Swap Contract, on any date shall be deemed to be the Swap Termination Value of such Swap Contract as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 10.05(a).

“Intercompany Restrictions” means, agreements governing Indebtedness that contain terms, conditions, covenants or events of default that restrict, on terms materially more restrictive than provided in the Loan Documents, the ability of any Subsidiary to:

(i) pay distributions or dividends to the Borrower or any Subsidiary on its capital stock or other equity or with respect to any other interest or participation in, or measured by, its profits,

(ii) to pay any amounts owed to the Borrower or any Subsidiary,

(iii) to make loans or advances to the Borrower or any Subsidiary or

(iv) to transfer any of its properties or assets to the Borrower or any Subsidiary other than restrictions existing under or by reason of:

(a) Indebtedness in effect on the Closing Date described in Schedule 1.02 and Refinancings thereof provided that such restrictions are not amended or modified to expand the scope thereof,

(b) applicable Laws,

(c) instruments governing Indebtedness or capital stock or other equity of a Person or property acquired by the Borrower or a Subsidiary (except to the extent such Indebtedness was incurred in contemplation of such acquisition),

(d) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business,

(e) provisions contained in documents creating Liens permitted by Section 7.01 which restrict the ability of the Borrower or a Subsidiary to transfer the assets that are subject to such Liens,

(f) provisions in documents, other than those included in the preceding clause (e), creating purchase money obligations for property acquired in the ordinary course of business, which restrict the ability of the Borrower or a Subsidiary to transfer the assets acquired with the proceeds of such purchase money financing,

(g) customary provisions in bona fide contracts for the sale of property or assets,

(h) provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, and

(i) any Hybrid Security or indenture, document, agreement or security entered into or issued in connection with a Hybrid Security and constituting a restriction or condition on an issuer of any Hybrid Security from taking any of the actions set forth in clauses (i) through (iv) above.

“Interest Payment Date” means, (a) as to any Fixed Period Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and as to any Lender, its Maturity Date; provided, however,

that if any Interest Period for a Fixed Period Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and as to any Lender, its Maturity Date; and (c) as to any Daily Floating Eurodollar Rate Loan, the last Business Day of each calendar month.

“Interest Period” means, (a) with respect to any Fixed Period Eurodollar Rate Loan, the period commencing on the date such Fixed Period Eurodollar Rate Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or (b) with respect to any Daily Floating Eurodollar Rate Loan, the period commencing on the date such Daily Floating Eurodollar Rate Loan commences and ending one Business Day thereafter; provided that:

(i) any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period applicable to any Daily Floating Eurodollar Rate Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;

(iii) any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv) no Interest Period applicable to any Loan of any Lender shall extend beyond the Maturity Date of such Lender.

“ISP” has the meaning specified in Section 2.03(h).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funded participation in any Unreimbursed Amount in accordance with Section 2.03(c)(iii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means with respect to each Letter of Credit issued, or in the case of each Existing Letter of Credit deemed issued, hereunder, either Bank of America, Royal Bank of Canada, or any other Lender that has agreed to issue a Letter of Credit at the request of the Borrower and that is reasonably acceptable to the Administrative Agent, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. As used herein, the term “the L/C Issuer” shall mean “each L/C Issuer” or “the applicable L/C Issuer” or “any L/C Issuer”, as the context may require.

“L/C Issuer Commitment” means (a) with respect to Bank of America an amount equal to $200,000,000, or such other amount (not to exceed, when added to the L/C Issuer Commitments of all other L/C Issuers, the Aggregate Commitments) as shall be agreed in writing from time to time by such L/C Issuer and Borrower (with prompt notice to the Administrative Agent), (b) with respect to The Royal Bank of Canada an amount equal to $200,000,000, or such other amount (not to exceed, when added to the L/C Issuer Commitments of all other L/C Issuers, the Aggregate Commitments) as shall be agreed in writing from time to time by such L/C Issuer and Borrower (with prompt notice to the Administrative Agent), and (C) with respect to any Lender which agrees to be an L/C Issuer after the Closing Date, the amount (not to exceed, when added to the L/C Issuer Commitments of all other L/C Issuers, the Aggregate Commitments) agreed in writing from time to time by such L/C Issuer, the Borrower and the Administrative Agent.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus to the extent unreimbursed, the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings and L/C Advances. For purposes of computing the undrawn face amount of any Letter of Credit, the face amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (including any modification in respect of Rule 3.14 of the ISP), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, a copy of which shall be provided to the Borrower, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer and on terms satisfactory to such L/C Issuer and the Borrower; provided, in the event of any conflict between such application and agreement and the terms of this Agreement, the terms of this Agreement shall control.

“Letter of Credit Expiration Date” means, with respect to each L/C Issuer and each Letter of Credit issued by such L/C Issuer, the day that is seven days prior to the later of (a) the initial Scheduled Maturity Date and (b) such extended Scheduled Maturity Date as to which such L/C Issuer has agreed pursuant to Section 2.14 (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, security interest or any other arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, a deposit arrangement and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction) for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners, including, if applicable, the interest of a purchaser of accounts receivable but excluding the title of the lessor under any operating lease.

“Loan” means a loan made by a Lender to Borrower pursuant to Article II of this Agreement, in the form of a Committed Loan or a Swing Line Loan, each of the foregoing types of Loans being mutually exclusive of the other types of Loan.

“Loan Documents” means this Agreement, each Note, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.03(g) of this Agreement, the Fee Letters, each Request for Credit Extension and each Compliance Certificate.

“Loan Notice” means written or telephonic notice of (a) a Borrowing of Committed Loans, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or if telephonic, shall be immediately followed by written notice in the form of Exhibit A-1; provided, any such telephone notice shall be irrevocable when given notwithstanding that it is required to be so confirmed in writing.

“Marshall/Romeoville Oil Cleanup Costs” means all costs, charges and expenses incurred in 2010 or in 2011 by the Borrower and/or its Subsidiaries in connection with the crude oil release that was experienced on or about July 26, 2010 from a pipe that is part of the Lakehead System pipeline located south of the town of Marshall, Michigan and/or the crude oil release that occurred on or about September 9, 2010 from a pipe that is part of the Lakehead System pipeline located near Romeoville, Illinois, including costs of emergency response, environmental remediation, cleanup activities, costs to repair the pipeline, related inspection costs and other related costs and expenses, potential claims by third parties and lost revenue, in an aggregate amount not to exceed $550 million.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, financial condition, prospects or assets of the Borrower and its consolidated Subsidiaries (other than the Unrestricted Subsidiaries) taken as a whole; (b) a material impairment of the ability of the Borrower to pay any Obligation when due or otherwise to perform its material obligations under this Agreement or any Note; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any Note.

“Material Project” means any capital construction or expansion project of the Borrower or its Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in each case, including capital costs expended prior to the acquisition of any such project by the Borrower or its Subsidiaries, as the case may be, exceeds $25,000,000.00.

“Material Project EBITDA Adjustments” means, with respect to each Material Project

(A) prior to the Commercial Operation Date of such Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project (or negotiated settlements in place in connection with such Material Project which the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent have the same effect), the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date (as used in this Agreement, references to “scheduled Commercial Operation Date” mean the scheduled Commercial Operation Date as reflected in the request from the Borrower to the Administrative Agent for approval of the applicable Material Project EBITDA Adjustments), then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless:

(a) at least 20 days prior to the delivery of any Compliance Certificate (or such shorter time period as may be agreed by the Administrative Agent) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.09, the Borrower shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project, (ii) information regarding such scheduled Commercial Operation Date sufficient to demonstrate that such date meets the criteria sets forth in the definition of Commercial Operation Date, (iii) pro forma projections of Consolidated EBITDA attributable to such Material Project, (iv) information, as applicable, regarding (A) customer contracts relating to such Material Project (or negotiated settlements in connection with such Material Project), (B) the creditworthiness of the other parties to such contracts or settlements, as the case may be, (C) projected revenues from such contracts or settlements, as the case may be, (D) projected capital costs and expenses, (E) oil and gas reserve and production estimates, and (F) commodity price assumptions, and (v) such other information previously requested by the Administrative Agent which it reasonably deemed necessary to approve such Material Project EBITDA Adjustments, and

(b) prior to the date any Compliance Certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments for acquisitions pursuant to clause (1) of the definition of Pro Forma EBITDA).

“Material Subsidiary” means any Subsidiary that directly or through one or more Subsidiaries (a) owns assets with a book value equal to 10% or more of the book value of the consolidated assets of the Borrower, its Consolidated Subsidiaries and its Consolidated Unrestricted Subsidiaries, (b) contributed 10% or more of Consolidated Operating Income for any fiscal quarter during the four fiscal quarters most recently ended of the Borrower, its Consolidated Subsidiaries and its Consolidated Unrestricted Subsidiaries, or (c) is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on any date of determination. A Subsidiary will be deemed to have become a Material Subsidiary on either (i) the date of its acquisition or formation, if after giving effect to such acquisition or formation, it constitutes a Material Subsidiary, as reasonably determined by the Borrower and reasonably acceptable to the Administrative Agent, or, if applicable (ii) the 75th day following the end of each of the first 3 fiscal quarters of the Borrower or the 120th day following the end of each fiscal year of the Borrower, as applicable, if as of the immediately preceding quarter-end or year-end, as applicable, and based on the financial statements prepared for such ending quarterly or annual period, it constituted a Material Subsidiary, as reasonably determined by the Borrower and reasonably acceptable to the Administrative Agent.

“Maturity Date” means with respect to a Lender (including an L/C Issuer and the Swing Line Lender) the earlier of (i) such Lender’s Scheduled Maturity Date or (ii) the date upon which its Commitment may be terminated in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Required Lenders.

“Mortgage” shall mean, collectively, the mortgage, security agreement and fixture filings between the Operating Partnership and the Trustee, each dated as of December 12, 1991, as amended, modified or supplemented from time to time and in effect, and covering assets located in Illinois, Indiana, Michigan, Minnesota, New York, North Dakota and Wisconsin.

“Mortgage Note Agreements” shall mean, collectively, those certain Note Agreements, each dated as of December 12, 1991, between the Operating Partnership and each of the respective purchasers of the Mortgage Notes, as amended, modified or supplemented from time to time and in effect.

“Mortgage Notes” shall mean, collectively, the promissory notes aggregating $310,000,000 principal amount issued pursuant to the Mortgage Note Agreements, dated December 12, 1991 and executed by the Operating Partnership, together with and any loan agreement and security documents executed in connection therewith, any and all instruments given in renewal, extension, modification, or rearrangement of or in substitution or replacement for any one or more of the foregoing described promissory notes and other documents, whether given to the original purchaser thereof (or its designee) or any other Person and other documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Tangible Assets” means, as of any date of determination, tangible assets of the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) on a consolidated basis, as set forth in the consolidated balance sheet of the Borrower most recently delivered by the Borrower pursuant to Section 6.01(a) or Section 6.01(b), as the case may be, for the Borrower’s most recently completed fiscal quarter or fiscal year, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.14(a).

“Non-OLP Consolidated Net Income” means, for any period, the net income of the Non-OLP Subsidiaries from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

“Non-OLP Indebtedness Limitation” has the meaning specified in Section 7.10.

“Non-OLP Inter-Company Indebtedness” means Indebtedness owed by a Non-OLP Subsidiary to the Borrower or to a Wholly-Owned Non-OLP Subsidiary (other than, for the avoidance of doubt, to an Unrestricted Subsidiary).

“Non-OLP Pro Forma EBITDA” means, for any period, at the time of any determination thereof, without duplication, (a) Non-OLP Consolidated Net Income, plus (b) to the extent actually deducted in determining such Non-OLP Consolidated Net Income, interest expense (and in the case of Capital Leases the portion of rent expense that is treated as interest in accordance with GAAP), income taxes, depreciation and amortization for the Non-OLP Subsidiaries for such period, calculated on a pro forma basis making adjustments for acquisitions of any Person or all or substantially all of the business or assets of any other Person or the operating division or business unit of any Person made during such period, to the extent not reflected in such Non-OLP Consolidated Net Income.

“Non-OLP Subsidiaries” means Subsidiaries (for the avoidance of doubt, excluding Unrestricted Subsidiaries) of the Borrower other than the Operating Partnership and Operating Partnership Subsidiaries.

“Note” means, a promissory note made by the Borrower in favor of a Lender (other than the Swing Line Lender) evidencing Loans made by such Lender, substantially in the form of Exhibit B-1, or a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit B-2, as the context may require.

“Obligations” means all advances to, and debts, liabilities and obligations of the Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding.

“OLP Indebtedness Limitation” has the meaning specified in Section 7.11.

“OLP Inter-Company Indebtedness” means Indebtedness owed by the Operating Partnership or by an Operating Partnership Subsidiary to the Borrower, to the Operating Partnership, or to a Wholly-Owned Operating Partnership Subsidiary (other than, for the avoidance of doubt, to an Unrestricted Subsidiary).

“Operating Lease” means (i) an operating lease under GAAP, (ii) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and (iii) any lease entered into after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2010.

“Operating Partnership” means Enbridge Energy, Limited Partnership, a Delaware limited partnership, a Subsidiary of the Borrower.

“Operating Partnership Subsidiary” means any Subsidiary (for the avoidance of doubt, excluding Unrestricted Subsidiaries) of the Operating Partnership.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA, and in respect of which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA at any time during the immediately preceding five plan years.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma EBITDA” means, at the time of any determination thereof, without duplication, Consolidated EBITDA for the preceding four quarters ending on such date (the “Subject Period”), calculated on a pro forma basis (1) at the Borrower’s option, making adjustments for acquisitions of any Person or all or substantially all of the business or assets of any other Person or the operating division or business unit of any Person made during such Subject Period, to the extent not reflected in such Consolidated Net Income, and (2) at the Borrower’s option, making Material Project EBITDA Adjustments. If any Subsidiary is an Excluded Subsidiary on both (i) the last day of a Subject Period and (ii) on the date (as used in this paragraph, the “Determination Date”) that is the earlier of (x) the date that the Borrower delivers a Compliance Certificate pursuant to Section 6.02(a)(i) for such Subject Period and (y) the date that the Borrower is required to deliver such Compliance Certificate pursuant to Section 6.02(a)(i), then the net income of such Subsidiary shall not be included in the calculation of Consolidated Net Income for such Subject Period and such Subsidiary’s interest expense, income taxes, depreciation and amortization shall not be added to Consolidated Net Income pursuant to clause (b) above. If a Subsidiary is not an Excluded Subsidiary on the last day of the Subject Period, or if such Subsidiary is an Excluded Subsidiary on the last day of a Subject Period but is no longer an Excluded Subsidiary on the Determination Date, then such Subsidiary will not be considered an Excluded Subsidiary during any part of the Subject Period, its net income will be included in the calculation of Consolidated Net Income for the Subject Period to the same extent as if it had not been an Excluded Subsidiary during any part of the Subject Period, and its interest expense, income taxes, depreciation and amortization will be added to Consolidated Net Income pursuant to clause (b) above. For the avoidance of doubt, and by way of an example (but not exhaustive of all other applicable examples), the EBITDA for a Subject Period which is attributable to a Subsidiary, that at any time during that Subject Period was an Excluded Subsidiary, shall nonetheless be included in the Pro Forma EBITDA for such Subject Period if, on either the last day of the Subject Period or the Determination Date such Subsidiary is, for whatever reason, no longer an Excluded Subsidiary, including by reason of discharging the Indebtedness that imposed the applicable Excluded Subsidiary Transfer Restriction or Excluded Subsidiary Transfer Restrictions or having otherwise terminated the application of all related provisions that imposed such restriction or restrictions.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Commitments set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such share may be adjusted as contemplated herein.

“Proposed Lender” has the meaning specified in Section 2.15(a).

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Subordinated Indebtedness” means unsecured Indebtedness of the Borrower owing to a Subsidiary or other Affiliate of the Borrower (in each case, other than an Unrestricted Subsidiary) provided that (i) such Indebtedness has a maturity date of at least six months subsequent to the last occurring Scheduled Maturity Date, (ii) interest accruing on such Indebtedness is, at the option of the Borrower payable not in cash but in additional Indebtedness of like tenor and term, (iii) no amortization of principal of such Indebtedness is scheduled prior to the date that is at least six months subsequent to the last occurring Scheduled Maturity Date, (iv) no Subsidiary of the Borrower has any Guarantee Obligation or other repayment obligation with respect thereto, and (v) such Indebtedness is expressly subordinated to the Obligations under the Loan Documents pursuant to a subordination agreement in the form of Exhibit E hereto.

“Ratable Share of Excess Swap Termination Value” means, as of any quarter-end date of determination:

(a) for the Non-OLP Subsidiaries, an amount equal to (i) the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any Non-OLP Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any Non-OLP Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto, divided by the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contacts and Guarantee Obligations with respect thereto (the “Aggregate Subsidiary Swap Obligations”), times (ii) the Excess Swap Termination Value as of such date; and

(b) for the Operating Partnership and the Operating Partnership Subsidiaries, an amount equal to (i) the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any of the Operating Partnership or any Operating Partnership Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any of the Operating Partnership or any Operating Partnership Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto, divided by the Aggregate Subsidiary Swap Obligations (as defined in clause (a) above), times (ii) the Excess Swap Termination Value as of such date.

“Refinancing” means, with respect to any Indebtedness, the extension, refinancing, renewal, replacement, defeasance or refunding of such Indebtedness.

“Register” has the meaning set forth in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate to more than 50%.

“Responsible Officer” means any of the president, chief financial officer, chief accountant, controller, treasurer, assistant treasurer, secretary or assistant secretary of the Borrower, the General Partner or the Delegate.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Required Lenders.

“Scheduled Maturity Date” means, with respect to a Lender (including each L/C Issuer and the Swing Line Lender), September 26, 2016, or such later date to which the tenor of the Commitments may be extended with the consent of such Lender in accordance with Section 2.14; provided that, in each case, if such date is not a Business Day, the Scheduled Maturity Date shall be the next preceding Business Day.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. In the definition of “Unrestricted Subsidiaries”, the term “Subsidiary” means each Subsidiary of the Borrower. In all other provisions of this Credit Agreement and the other Loan Documents, the term “Subsidiary” does not include any Unrestricted Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of each Swap Contract, after taking into account the effect of any netting agreement related to such Swap Contract, (a) for any date on or after the date there has been an early termination of the transactions under such Swap Contract and a termination value has been determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) the amount determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include any Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of (a) a Borrowing of Swing Line Loans, or (b) a conversion of Swing Line Loans from one Type to the other, pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $150,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, at any date, the total of (i) Consolidated Funded Debt plus (ii) Consolidated Net Worth.

“Type” means, (a) with respect to a Committed Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Rate Loan, and (b) with respect to a Swing Line Loan, its character as a Base Rate Loan or a Daily Floating Eurodollar Rate Loan.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower that is designated to the Administrative Agent in writing by the Borrower as an Unrestricted Subsidiary after the date hereof; provided, however, that no Subsidiary may be designated as an Unrestricted Subsidiary if, (i) on the effective date of designation, a Default or Event of Default has occurred and is continuing, (ii) the creation, formation or acquisition of such Subsidiary would not otherwise be permitted under Section 7.02 hereof, (iii) the creation, acquisition or formation of such Subsidiary would not be permitted under the Mortgage Note Agreements or any other material contract or agreement to which the Borrower is a party, or (iv) based on the financial statements most recently delivered pursuant to Section 6.01 or the good faith determination by the Borrower, such Subsidiary is a Material Subsidiary. If an Unrestricted Subsidiary becomes a Material Subsidiary, such Subsidiary shall no longer be deemed an Unrestricted Subsidiary.

“Voting Percentage” means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Loans (including for purposes of this definition, such Lender’s risk participation in outstanding Swing Line Loans), plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, then constitutes of (ii) the Outstanding Amount of all Loans and L/C Obligations; provided, however, that if any Lender is a Defaulting Lender, then such Lender’s Voting Percentage shall be deemed to be zero percent (0%), and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Loans, and L/C Advances, as the case may be.

“Wholly-Owned” when used to describe a Subsidiary means that all of the equity of such Subsidiary is wholly owned by the Borrower, either directly or indirectly through another wholly-owned Subsidiary of the Borrower.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(v) The verb “continue”, and its usage in correlative forms, with reference to a Default or an Event of Default, shall mean that such Default or Event of Default has occurred and continues and, if applicable, after the passage of the applicable notice or cure period continues uncured, unwaived or otherwise unremedied, or with respect to the event or circumstance giving rise thereto, and after the passage of the applicable notice or cure period, continues uncured, unwaived or otherwise unremedied.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to documents (including the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any related Letter of Credit Application or other document related thereto which has been entered into by the Borrower and the LC Issuer, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of and available under such Letter of Credit after giving effect to each such increase, whether or not such maximum stated amount is in effect at such time, other than as a result of the expiration of the applicable Letter of Credit.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each, a “Committed Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to such Lender’s Maturity Date, in an aggregate amount for all Loans not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Borrowing (other than an L/C Borrowing), each conversion of Committed Loans from one Type to the other, and each continuation of Committed Loans as the same Type shall be made upon the relevant Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of any such Eurodollar Rate Loans or of any conversion of any such Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Committed Base Rate Loans. Each Borrowing of, conversion to or continuation of any such Eurodollar Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to any such Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Committed Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan, in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than

1:00 p.m., New York time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted to Base Rate Loans at the end of the respective Interest Periods therefor, if at the end of such periods, a Default or an Event of Default is then in existence.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Fixed Period Eurodollar Rate Loan upon determination of such interest rate. The determination of the Fixed Period Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in its referenced prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than 5 Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until its Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Aggregate Commitments, or (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date (taking into account any extensions pursuant to Section 2.14), unless all Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur after any Scheduled Maturity Date applicable to any Non-Extending Lender, unless the amount of such Letter of Credit together with all other L/C Obligations outstanding on the date of issuance of such Letter of Credit is equal to or less than the aggregate Commitments of all Lenders who shall remain party, and additional Persons who shall become Lenders party, to this Agreement subsequent to the Scheduled Maturity Date that immediately precedes the expiry date of such Letter of Credit;

(C) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(D) such Letter of Credit is in a face amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of any standby Letter of Credit, or is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless either (1) the Borrower or the Defaulting Lender or a combination thereof has delivered Cash Collateral to the Administrative Agent in an aggregate amount equal to such L/C Issuer’s Fronting Exposure with respect to the Defaulting Lender (after giving effect to Section 2.16(a)(iv) and any other Cash Collateral provided with respect to the Defaulting Lender, without duplication) or (2) such L/C Issuer has otherwise entered into arrangements, satisfactory to such L/C Issuer with the Borrower or the Defaulting Lender to eliminate such L/C Issuer’s Fronting Exposure with respect to the Defaulting Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Borrower and/or the

Defaulting Lender to reduce such Fronting Exposure), in either case, arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect; or

(F) the Outstanding Amount of the L/C Obligations under Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Commitment.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) If the L/C Issuer declines to issue a requested Letter of Credit for the reasons stated in Section 2.03(a)(iii)(C), upon Borrower’s request, the L/C Issuer shall provide to the Borrower a reasonably detailed description of the applicable policy or policies.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) if the Borrower desires any modification in respect of Rule 3.14 of the ISP, a description of such modification; and (I) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment (including any modification in respect of Rule 3.14 of the ISP, if so requested by the Borrower); and (D) such other matters as the L/C Issuer may require.

(ii) Promptly after its receipt of a Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent (who hereby agrees to provide prompt notice to the Borrower) or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied (specifying in reasonable detail the relevant condition or conditions not then satisfied) and such conditions or conditions, as applicable, remain unsatisfied on such requested date of issuance or amendment, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the issuing L/C Issuer shall notify the Borrower and the Administrative Agent thereof. If the L/C Issuer gives notice to the Borrower prior to 11:00 a.m., New York time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent, on the Honor Date, in an amount equal to the amount of such drawing; and if such L/C Issuer shall give notice to the Borrower at or after such time, the Borrower shall make such reimbursement by 11:00 a.m., New York time on the following Business Day. In the event that reimbursement is made on such following day as permitted by this subsection (c)(i), interest shall be payable by the Borrower at the rate set forth in Section 2.08(a)(ii) on the amount of the drawing from the date on which the relevant draft is paid until the date on which such amount is either paid in full (by payment made by the Borrower or by a Borrowing of Base Rate Loans pursuant to this subsection (c)(i)) or is deemed to be an L/C Borrowing pursuant to Section 2.03(c)(iii). If the Borrower fails to so reimburse the L/C Issuer by the applicable time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the

Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Base Rate Loan pursuant to clause (ii),or L/C Advance pursuant to clause (iii), of this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Base Rate Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of L/C Advances.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s Base Rate Loan in accordance with Section 2.03(c)(ii) or its L/C Advance in respect of such payment in accordance with Section 2.03(c)(iii), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse an L/C Issuer for each drawing under each Letter of Credit that it has requested to be issued, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is paid by a corresponding Borrowing of Loans or L/C Advances, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary, except for the gross negligence, willful misconduct or knowing violation of Law by the L/C Issuer in connection with its payment of a Letter of Credit.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower shall immediately notify the applicable L/C Issuer and such L/C Issuer will correct such noncompliance in conformity with the Borrower’s instruction or as otherwise agreed between the Borrower and such L/C Issuer, subject to any required approvals of the beneficiary of such Letter of Credit and subject to the terms hereof. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is immediately given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, an L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, willful misconduct or knowing violation of Law; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct, gross negligence or knowing violation of Law or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Certain Credit Support Events. Within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent),(A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing pursuant to Section 2.03(c)(iii) and until such borrowing has been reimbursed or otherwise paid (including pursuant to a Borrowing), then the Borrower shall deliver to the Administrative Agent, Cash Collateral in amount equal to such L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, then the Borrower shall deliver to the Administrative Agent, Cash Collateral in an amount equal to the then Outstanding Amount of all such L/C Obligations. Section 2.03(g)(ii), Section 2.05(c), Section

2.14(c), Section 2.16 and Section 8.02 set forth additional provisions that may require Cash Collateral to be provided.

(ii) Defaulting Lender. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer or the Swing Line Lender (in each case, with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount equal to such L/C Issuers’ (and, if applicable, the Swing Line Lender’s) Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(iii) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and, to the extent applicable, the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 2.03(g)(iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided which has priority over the Administrative Agent’s claim (other than Liens permitted pursuant to Section 7.01(c)), or that the total amount of such Cash Collateral is less than the aggregate amount required by this Section 2.03, Section 2.05(c), Section 2.14(c), Section 2.16 and Section 8.02, as applicable, the Borrower or, to the extent such Cash Collateral was provided by any Defaulting Lender, such Defaulting Lender, agrees to, promptly within one Business Day of written demand by the Administrative Agent, remit or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral then in the control of the Administrative Agent); provided that if any applicable Defaulting Lender fails to provide such additional Cash Collateral, the Borrower shall promptly within one Business Day of written demand by the Administrative Agent provide such additional Cash Collateral.

(iv) Application. Notwithstanding anything to the contrary contained in this Agreement, but subject to subsection (v) below, Cash Collateral provided pursuant to this Section 2.03, Section 2.05(c), Section 2.14(c), Section 2.16 or Section 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations), prior to any other application of such property as may be provided for herein.

(v) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations herein secured thereby shall be released promptly following (i) the elimination of the applicable Fronting Exposure or payment in full of the applicable portion of all such obligations secured thereby (including by the termination of Defaulting Lender status of the applicable Lender or the expiration of the applicable Letters of Credit and the payment of all L/C Obligations related thereto, as the case may be), as applicable, or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and any such future Fronting Exposure shall be reduced by the amount so held; and provided, further that no Cash Collateral furnished by or on behalf of the Borrower shall be released during the continuance of a Default or Event of Default to the extent that there exists any Fronting Exposure at such time, in which case, such Cash Collateral shall be applied to reduce such Fronting Exposure in lieu of being released.

(vi) Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America or other institutions satisfactory to the Administrative Agent.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued at its request equal to the Applicable Rate for Letters of Credit multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender shall be payable as set forth in Section 2.16(a)(iii)(C). Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Applicable Rate during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of computing the “actual daily maximum amount available to be drawn” under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the applicable Fee Letter or in another agreement between the Borrower and the applicable L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit issued at the Borrower’s request, as provided in the applicable Fee Letter or other agreement between the Borrower and the applicable L/C Issuer, due and payable quarterly in arrears on the first Business Day after the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit issued at its request as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date of the Swing Line Lender in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and provided, further, that the Swing Line Lender shall be under no obligation to make Swing Line Loans if any Lender at such time is a Defaulting Lender, unless (y) the Administrative Agent has received Cash Collateral in the amount and on the terms required by Section 2.03(g)(ii), or (z) the Swing Line Lender is otherwise satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. The Borrower will have the option to choose whether the Swing Line Loan is a (1) Base Rate Loan, or a (2) Daily Floating Eurodollar Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures; Conversion to Base Rate. Each Swing Line Borrowing, and each conversion of Swing Line Borrowings from one Type to the other, shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing or conversion date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing or conversion date, which shall be a Business Day, and (iii) whether the Loan is a Base Rate Loan or a Daily Floating Eurodollar Rate Loan. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds. Each Swing Line Loan accruing interest at the Daily Floating Eurodollar Rate shall continue to accrue interest as a Daily Floating Eurodollar Rate Loan at the end of each of its Interest Period unless and until (i) the Borrower has given notice of conversion to a Base Rate Loan in accordance with this Section 2.04(b), or (ii) such Swing Line Loan is refinanced pursuant to Section 2.04(c).

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Fixed Period Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Fixed Period Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty (other than amounts required pursuant to Section 3.05); provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the Commitments then in effect, the Borrower shall immediately prepay its Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

2.06 Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to each Lender on the Maturity Date applicable to such Lender the aggregate principal amount of Loans outstanding on such date which were made to it.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date applicable to the Swing Line Lender.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (1) the Base Rate plus the Applicable Rate, or (2) the Daily Floating Eurodollar Rate plus the Applicable Rate.

(b) In the event any amount due hereunder or under any other Loan Document (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest) at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate multiplied by the actual daily amount of the Commitments, regardless of usage, subject to adjustment as provided in Section 2.16. The facility fee for each Lender shall accrue at all times from the Closing Date (or such later date as such Lender becomes party hereto, as applicable) until the Maturity Date for such Lender and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for such Lender. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b) Other Fees. The Borrower shall pay a fee to each Arranger for its own account, and a fee to the Administrative Agent for its own account, in the amounts and at the times specified in the Fee Letters.

2.10 Computation of Interest and Fees. Computation of interest on Base Rate Loans (other than Base Rate Loans determined by reference to the Daily Floating Eurodollar Rate) shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.11 Evidence of Debt.

(a) The Credit Extensions made by (i) each Lender (other than, for the avoidance of doubt, the Swing Line Lender) shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business and (ii) the Swing Line Lender shall be evidenced by one or more accounts or records maintained by the Swing Line Lender and by the Administrative Agent in the ordinary course. The accounts or records maintained by the Administrative Agent, each such Lender and the Swing Line Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by such Lenders and the Swing Line Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and L/C Obligations. In the event of any conflict between the accounts and records maintained by any such Lender or the Swing Line Lender, as the case may be, and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall be presumed to be prima facie evidence of such matters absent manifest error. Upon the request of any such Lender or the Swing Line Lender, as the case may be, made through the Administrative Agent, such Lender’s Loans or the Swing Line Lender’s Loans, as the case may be, may be evidenced by a Note, in addition to such accounts or records. Each such Lender and the Swing Line Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender, the Swing Line Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender and the Swing Line Lender, as the case may be, of participations in Letters of Credit and Swing Line Loans, as applicable. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any such Lender or the Swing Line Lender, as the case may be, in respect of such matters, the accounts and records of the Administrative Agent shall control.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(d) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Fixed Period Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Committed Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of (A) the Federal Funds Rate from time to time in effect and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay (subject to its recoupment rights from and remedies against such defaulting Lender of any breakage costs paid by the Borrower when repaying such amount) such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.05(b) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.05(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.05(b).

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. Subject to Section 10.09 with respect to a Defaulting Lender, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.03(g), or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

2.14 Extension of Scheduled Maturity Date.

(a) Not earlier than 60 days prior to, nor later than 30 days prior to, an anniversary of the Closing Date, the Borrower may, upon notice to the Administrative Agent (who shall promptly notify the Lenders), request a one year extension of the Scheduled Maturity Date for each of the Lenders. The Borrower may request such an extension no more than two times. Within 15 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses. If any Lender declines, or is deemed to have declined, to consent to such extension (a “Non-Extending Lender”), the Borrower may cause any such Non-Extending Lender to be removed or replaced as a Lender pursuant to Section 10.15.

(b) The Scheduled Maturity Date for each Consenting Lender (defined below) shall be extended only if Lenders holding more than 50% of the Commitments (calculated prior to giving effect to any removals and/or replacements of Lenders permitted herein) (the “Consenting Lenders”) have consented thereto, with respect only to Consenting Lenders and any Lender replacing a Non-Extending Lender pursuant to Section 10.15. If so extended, the Scheduled Maturity Date, as to each Consenting Lender and each Lender replacing a Non-Extending Lender pursuant to Section 10.15, shall be extended to the same date in the following year (the “Extension Effective Date”) but the pre-existing Scheduled

Maturity Date shall remain in effect with respect to any Non-Extending Lender that is not replaced. The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date. As a condition precedent to such extension, the Borrower shall (1) deliver to the Administrative Agent a certificate dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension, or if the Borrower’s resolutions delivered pursuant to Section 4.01(a)(iii) provided for such extension, certifying that such resolutions have not been amended, modified or rescinded and remain in full force and effect and, (ii) certifying that, (A) before and after giving effect to such extension, the representations and warranties contained in Article V are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to a different date, in which case they shall be true and correct as of such date, and (B) no Default or Event of Default exists, and (2) provide any Cash Collateral and make any payments required by clauses (c) and (d) below.

(c) On the Scheduled Maturity Date applicable to each Non-Extending Lender, all or any part of such Non-Extending Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations shall be reallocated among the Consenting Lenders and each Lender replacing a Non-Extending Lender pursuant to Section 10.15 in accordance with their respective Pro Rata Shares (calculated without regard to the Non-Extending Lenders’ Commitments), but only to the extent that such reallocation does not cause, with respect to any Consenting Lender or any Lender replacing a Non-Extending Lender pursuant to Section 10.15, the aggregate Outstanding Amount of the Committed Loans of such Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, to exceed such Lender’s Commitment as in effect at such time; provided, however, that if such reallocation cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the L/C Obligations to the extent that, after giving effect to the reallocation and required payments, if any, in clause (d) below, the Outstanding Amount of all Loans and L/C Obligations exceed the Commitments of the Consenting Lenders and the Lenders replacing Non-Extending Lenders pursuant to Section 10.15. The amount of any such Cash Collateral provided by the Borrower shall reduce the Non-Extending Lenders’ Pro Rata Share of the Outstanding Amount of L/C Obligations (after giving effect to any partial reallocation pursuant to this clause (c)) on a pro rata basis; and each Non-Extending Lender’s Commitment to make Committed Loans, purchase participations in Swing Line Loans, and purchase risk participations in L/C Obligations with respect to Letters of Credit issued after such Stated Maturity Date shall terminate.

(d) The Administrative Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement), to reflect any changes in Lenders and their respective Commitments. The Borrower shall (i) on the Scheduled Maturity Date for each Non-Extending Lender, prior to or contemporaneous with giving effect to any extension, pay amounts due, in full, to any Non-Extending Lender that is not replaced as a Lender pursuant to Section 10.15, and (ii) prepay any Loans outstanding on the Extension Effective Date which were made to it (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with the Pro Rata Shares of all the Lenders.

(e) Notwithstanding anything to the contrary contained herein, in the event that any Non-Extending Lender is an L/C Issuer, such L/C Issuer shall not be required to issue any Letter of Credit if the expiry date of such Letter of Credit would occur after the Scheduled Maturity Date applicable to such L/C Issuer and the commitment of such L/C Issuer to issue Letters of Credit shall automatically terminate effective as of the Scheduled Maturity Date applicable to it and such L/C Issuer will have no further obligation to issue Letters of Credit under this Agreement. To the extent that any L/C Issuer is a Non-Extending Lender and has issued Letters of Credit with an expiry date that extends beyond such L/C Issuer’s Scheduled Maturity Date, for so long as such Letters of Credit remain outstanding, such L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all such Letters of Credit (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(f) This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

2.15 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request from time to time and at any time, in accordance with the terms hereof, an increase in the aggregate amount of the then Commitments provided that (i) the aggregate Commitments as so increased may not exceed $2,250,000,000, and (ii) any such request for an increase shall be in a minimum amount of $10,000,000, and in multiples of $5,000,000 in excess thereof. To achieve the full amount of a requested increase, the Borrower may (i) invite Lenders to increase their Commitments and/or (ii) invite any Persons that would not be precluded from being an assignee by Sections 10.07(b)(v), 10.07(b)(vi), 10.07(b)(vii) to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent (each such Person, a “Proposed Lender”). In the event the Borrower invites Lenders to increase their Commitments, then at the time of sending the notice referenced in this Section 2.15(a), the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and Proposed Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent and the Borrower within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share (as it existed immediately prior to such requested increase) of such requested increase. Each Proposed Lender shall notify the Administrative Agent and the Borrower within such time period whether or not it agrees to participate in such increased amount of the aggregate Commitments, and at what amount it proposes to participate in such increased amount. Unless otherwise agreed by the Borrower, any Lender or Proposed Lender not responding within such time period shall be deemed to have declined to increase its Commitment, or participate in the increase in the aggregate amount of the Commitments, as the case may be.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower and each Lender and Proposed Lender of the Lenders’ and Proposed Lenders’ responses to each request made hereunder.

(d) Effective Date and Allocations. If the aggregate amount of Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the respective effective date thereof (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lenders and the Proposed Lenders of such final allocation of such increase and such Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As conditions precedent to each increase, (1) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer dated as of the applicable Increase Effective Date (i) certifying and attaching the resolutions adopted by the Borrower authorizing such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Borrower contained in Article V of the Credit Agreement and the other Loan Documents are true and correct on and as of such applicable Increase Effective Date, except to the extent that such representations and warranties specifically refer to a different date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists, and (2) each Proposed Lender that is becoming a Lender shall (A) be subject to the approval of the Administrative

Agent, each L/C Issuer and the Swing Line Lender, which approvals shall not be unreasonably withheld or delayed, and (B) execute and deliver a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuer and the Borrower. The Borrower shall prepay any Loans outstanding on such applicable Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with the Pro Rata Shares arising from any nonratable increase in the Commitments under this Section and in effect after giving effect thereto.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent not prohibited by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Voting Percentage and in Section 10.01

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise and including any amounts made available to the Administrative Agent from that Defaulting Lender pursuant to Section 10.09 shall, following application by the Administrative Agent of any such payment by or on behalf of the Borrower to the account of such Defaulting Lender with respect to such Obligation paid (and in lieu of being distributed to such Defaulting Lender pursuant to Section 2.12(a) or such other provision of this Agreement applicable with respect to the distribution thereof), be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by a L/C Issuer (and after giving effect to Section 2.16(a)(iv) and any Cash Collateral then held), to be held as Cash Collateral for such L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, or so long as the amount of the Cash Collateral at such time is equal to the actual Fronting Exposure at such time, to substitute for and release to the Borrower on a dollar-for-dollar basis, Cash Collateral previously provided by the Borrower with respect to the applicable Defaulting Lender (subject to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer or the Swing Line Lender, as applicable, and such substituted amounts otherwise satisfying the requirements to constitute Cash Collateral hereunder); fifth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Lender’s to fund Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with

Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower hereunder or as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, with respect to this clause eighth, if (x) such payment is a payment of the principal amount of any Loans or L/C Credit Extensions in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Credit Extensions owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Credit Extensions owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive a facility fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(C) With respect to any facility fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender to the extent that such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s

Commitment) but only to the extent that such reallocation does not cause the Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuers’ and Swing Line Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Rights and Remedies against a Defaulting Lender. The Borrower may remove or replace any Defaulting Lender in accordance with the procedures set forth in Section 10.15 of this Agreement. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.16 are in addition to, and cumulative and not in limitation of, all other rights and remedies that each of the Administrative Agent, the L/C Issuers, the Lenders and the Borrower may, at any time, have against, or with respect to, such Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrower or the Administrative Agent shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable Laws or upon the reasonable request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 (or successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine that such Lender is not subject to backup withholding or to determine whether or not such Lender is subject to information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable Laws or upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI (or successor form),

(3) executed originals of Internal Revenue Service Form W-8IMY (or successor form) and all required supporting documentation,

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN (or successor form), or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, (B) in the event any form or certification previously delivered by it pursuant to this Section 3.01(e) expires or becomes obsolete or inaccurate in any respect or a Change in Law occurs requiring a change in such previously delivered form or certification, deliver any such other properly completed and executed form, certification or documentation as may be required in order to confirm or establish the entitlement of such Lender to an exemption from or a reduction in withholding Taxes with respect to payments hereunder or under any other Loan Documents if such Lender continues to be so entitled, and (C) in the event the Borrower is required to pay additional amounts to or for the account of such Lender pursuant to

Section 3.01(a) and (c), take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law enacted, construed or announced after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. If any such Law, or change therein, shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender and the Administrative Agent, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Administrative Agent, the other Lenders or the Borrower, such Lender shall only declare its obligations under that portion so terminated. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may, without liability for any attendant breakage costs, revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that any Change in Law, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d) Each Lender agrees that it will not claim, and that it shall not be entitled to claim, from the Borrower the payment of any of the amounts referred to in this Section 3.04 (i) if it is not generally claiming similar compensation from its other similar customers in similar circumstances and (ii) unless the relevant introduction or change affects all banks and other financial institutions substantially similar to such Lender having regard to the size, business activities and regulatory capital of such banks and other financial institutions, but excluding differences based solely on the residency of Persons controlling such banks or other financial institutions. In addition, each Lender shall use its reasonable efforts to reduce the amount it requests pursuant to Section 3.04, including using its reasonable efforts to not assign or transfer any Loan to any Person if such assignment or transfer would or would be likely to increase the amount of such amounts payable; provided, however, such Lender shall have no obligation to take or omit to take any action that such Lender in its good faith judgment believes would be disadvantageous to it. Each amount required to be paid to any Lender pursuant to this Section 3.04 shall be accompanied by a certificate of the requisite Lender setting forth in reasonable detail the amount owed, the basis therefor and the calculations in respect thereto.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the introduction of Law or change in (or change in interpretation of) Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time (which demand shall be accompanied by a certificate of such demanding Lender setting forth in reasonable detail the amount demanded, the bases therefor and the calculations in respect thereto), the Borrower to whom the subject Loan was made shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan made to such Borrower other than a Base Rate Loan or Daily Floating Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan made to the Borrower other than a Base Rate Loan or Daily Floating Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Fixed Period Eurodollar Rate Loan on a day other than the last day of the Interest Period as a result of a request by the Borrower pursuant to Section 10.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed Period Eurodollar Rate Loan made by it at the Fixed Period Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Fixed Period Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and such other information as otherwise specified in this Article III shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods customarily used by it in comparable circumstances.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may remove or replace such Lender in accordance with Section 10.15.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each Lender:

(i) an executed counterpart of this Agreement;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note, each in a principal amount equal to such Lender’s Commitment;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of the secretary or an assistant secretary of the Borrower, as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv) such evidence as the Administrative Agent may reasonably require to verify that the Borrower is duly organized or formed, validly existing, in good standing in the jurisdiction where organized;

(v) a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

(vi) a certificate signed by a Responsible Officer certifying that the commitments to lend under the Existing Credit Agreements have been or on the Closing Date are being terminated and that all loans to the Borrower under the Existing Credit Agreements have been or on the Closing Date are being repaid in full;

(vii) an opinion of counsel to the Borrower addressed to the Administrative Agent and each Lender; and

(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than (i) a Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans as the same Type or (ii) a Swing Line Loan Notice requesting only a conversion of Swing Line Loans to the other Type or continuation thereof as the same Type) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V, or which are contained in any Loan Document furnished by the Borrower at any time under or in connection herewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to a different date, in which case they shall be true and correct as of such date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as set forth below:

5.01 Existence, Qualification and Power; Compliance with Laws.

(a) The General Partner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified and is in good standing as a foreign Person for the transaction of business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and in good standing as a foreign Person in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the General Partner is the sole general partner of, and owns a 2.0% general partner interest in, the Borrower.

(c) The Operating Partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and in good standing as a foreign Person for the transaction of business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure so to qualify could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Operating Partnership’s general partners are Enbridge Pipelines (Lakehead) L.L.C. and Enbridge Pipelines (Wisconsin) Inc., each of which own a 0.0005% general partner interest in each of the Series LH partnership interests of the Operating Partnership and the Series AC partnership interests of the Operating Partnership.

(d) The Borrower has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets, carry on its business, except where the failure to do so would not reasonable be expected to have a Material Adverse Effect, and the Borrower has all requisite power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is a party.

(e) The Borrower is in compliance with all Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) violate the terms of any of the Borrower’s Organization Documents, (b) result in any breach of, constitute a default under, or require, pursuant to the express provisions thereof, the creation of any consensual Lien on the properties of the Borrower under, any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject, or (c) violate any Law, in each case with respect to the preceding clauses (a) through (c), which would reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required to be obtained or made by the Borrower by any material statutory law or regulation applicable to it as a condition to the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) together with the footnotes thereto, reflect all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries and Unrestricted Subsidiaries dated June 30, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements to the Closing Date, there has been no event or circumstance that has, or could reasonably be expected to have, a Material Adverse Effect.

5.06 Litigation. Except as specifically disclosed in Schedule 5.06, and matters covered by insurance or indemnification agreements, as of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after investigation, overtly threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Borrower’s Subsidiaries or Unrestricted Subsidiaries or against any of their properties or revenues of which there is a reasonable possibility of a determination adverse to such Person and which if determined adversely, could have a Material Adverse Effect.

5.07 Ownership of Property; Liens. Each of the Borrower and its Material Subsidiaries has good and defeasible title to, or valid leasehold interests in, all material property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. There is no Lien on any property of the Borrower or any of its Subsidiaries, other than Liens permitted by Section 7.01.

5.08 Environmental Compliance. The Borrower and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof have reasonably concluded that, except as specifically disclosed in Schedule 5.08, they: (a) to the best of their knowledge, are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; (b) to the best of their knowledge, are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws or that may lead to claim for cleanup costs, remedial work, reclamation, conservation, damage to natural resources or personal injury or to the issuance of a stop-work order, suspension order, control order, prevention order or clean-up order, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect; (c) to the best of their knowledge, are not subject to any federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (e) have not filed any notice under any applicable Environmental Laws indicating past or present treatment, storage or disposal of, or reporting a release or Hazardous Materials into the environment where the circumstances surrounding such notice would reasonably be expected to have a Material Adverse Effect; and (f) possess, and are in compliance with, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, such authorizations would not reasonably be expected to have a Material Adverse Effect.

5.09 Insurance. The properties of the Borrower and its Subsidiaries are (a) insured with financially sound and reputable insurance companies or (b) self-insured or otherwise insured in manner and scope that complies with the applicable provisions of Section 6.07, as the case may be, and in each case, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

5.10 Taxes. The Borrower and its Subsidiaries and Unrestricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon the Borrower or its Subsidiaries or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, or (b) where failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower has no actual knowledge of any proposed tax assessment from a Governmental Authority against it or any of its Subsidiaries or Unrestricted Subsidiaries that would, if actually imposed, have a Material Adverse Effect.

5.11 ERISA Compliance.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

5.12 Unrestricted Subsidiaries.

As of the Closing Date, the Borrower has no Unrestricted Subsidiaries.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither of the Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. As of the Closing Date, no statement, information, report, representation, or warranty made by the Borrower in any Loan Document, when so made (or if dated or otherwise specified therein, as of such date), or furnished to the Administrative Agent, the L/C Issuer or any Lender by or at the direction of the Borrower in connection with any Loan Document, when so furnished (or if dated or otherwise specified therein, as of such date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) within ten days after the Borrower files its Annual Report on Form 10-K with the Securities Exchange Commission or, if earlier, 90 days after the end of each fiscal year, a copy of the Borrower’s Form 10-K, which report shall include the Borrower’s audited consolidated financial statements together with all notes thereto, prepared in reasonable detail, and shall be accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Lenders; provided that documents required to be delivered pursuant to this subsection may be delivered electronically pursuant to Section 6.02(b); and

(b) within five days after the Borrower files a Quarterly Report on Form 10-Q with the Securities Exchange Commission or, if earlier, 45 days after the end of each of its first three quarters of each fiscal year, a copy of the Borrower’s Form 10-Q, which report shall include the Borrower’s unaudited consolidated financial statements, prepared in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the Borrower’s consolidated financial condition, results of operations and cash flows in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that documents required to be delivered pursuant to this subsection may be delivered electronically pursuant to Section 6.02(b).

6.02 Certificates; Other Information.

(a) Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(i) within 90 days after the end of each fiscal year and within 45 days after the end of each of Borrower’s first three quarters of each fiscal year, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(ii) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the unit holders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower has filed with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, in each case, (1) which are not confidential in nature, as permitted by applicable Laws, as required by contractual restrictions not entered into in contemplation of this Section 6.02(a)(ii), as permitted by recognized principles of privilege or as otherwise determined in good faith by the Borrower, and (2) provided that documents required to be delivered pursuant to this Section 6.02(a)(ii) shall be deemed delivered on the date that such documents are publicly available on “EDGAR” or other similar publicly accessible sources of which the Borrower provides written notice to the Administrative Agent and the Lenders; and

(iii) promptly, such additional information regarding the business, financial or partnership affairs of the Borrower or any Subsidiary or Unrestricted Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

(b) Documents required to be delivered pursuant to Section 6.01(a) or Section 6.02(a)(ii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, and, in either case, notifies the Administrative Agent by email of such posting or link; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), whichever date shall first occur. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a)(i) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c) The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may not wish to receive material non-public information with respect to the Borrower or its securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by so marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all such Borrower Materials so marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices.

Promptly notify the Administrative Agent and each Lender within 5 Business Days after actual knowledge thereof by any Responsible Officer of the Borrower:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04 Payment of Obligations. Pay, before the same shall become delinquent or in default, its Indebtedness and tax liabilities (but excluding Indebtedness (other than the Obligations) that is not in excess of $100,000,000), except where (a) the validity or amount thereof is being contested in good faith and the Borrower or the applicable Subsidiary shall have instituted appropriate proceedings if required to so contest, (b) the Borrower or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. Except in a transaction permitted by Section 7.02 or pursuant to statutory conversions to another form of entity as permitted by applicable Law, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except where the failure of a Subsidiary to do so (individually or collectively with all such failures) could not reasonably be expected to have a Material Adverse Effect; and take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business and preserve or renew all of its registered patents, trademarks, trade names and service marks, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Except where it will not have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, or through self-insurance, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that notwithstanding the foregoing provisions of this Section 6.07, the

Borrower or any Subsidiary may effect worker’s compensation or similar insurance in respect of operation in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable Laws.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account necessary to prepare the financial statements required to be delivered pursuant to Section 6.01 in accordance with GAAP.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent, the L/C Issuer and each Lender, at their respective expense, and if the Borrower shall so request, then in the presence of a Responsible Officer or an appointee of a Responsible Officer, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each case, all at such reasonable times during normal business hours, but unless an Event of Default exists, no more frequently than once during each calendar year, upon reasonable advance notice to the Borrower and subject to compliance with applicable safety standards, with contractual or attorney-client privilege (as applicable) and non-disclosure agreements; provided, however, that during an Event of Default, the Administrative Agent, the L/C Issuer or any Lender (or any of their respective representatives or independent contractors) may, without duplication of the efforts of the others, do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours.

6.11 Use of Proceeds.

Use the proceeds of the Credit Extensions to refinance the Existing Credit Agreements, for working capital and for other general corporate purposes, including, to the extent that on a pro forma basis the Borrower shall be in compliance with Section 7.09, payment of amounts owing under Qualifying Subordinated Indebtedness, in each case to the extent not in violation of any Law or breach of the terms of this Credit Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document or securing any Obligation in respect of Letters of Credit or Swing Line Loans as contemplated by Section 2.03(g)(iii) or;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and the principal amount of the Indebtedness thereby secured is not increased, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith;

(c) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) Liens incurred or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds (including surety and appeal bonds related to judgments only to the extent permitted by clause (h) of this Section 7.01), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar charges or encumbrances which, in each case are granted, entered into or created in the ordinary course of business of such Person;

(h) attachments or other Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01 (h) or securing appeal or other surety bonds related to such judgments;

(i) Liens pursuant to any Mortgage or Mortgage Note Agreement or any “Security Document”, as that term is defined in the Mortgage Note Agreement;

(j) Liens on property not covered by any Mortgage securing obligations under Swap Contracts, provided that the amount of such obligations shall not exceed at any time an aggregate amount equal to one percent (1%) of Net Tangible Assets;

(k) Liens on (A) property or shares of equity interests of a Person that becomes a Subsidiary after the Closing Date, or (B) Acquired Assets acquired by the Borrower or a Subsidiary after the Closing Date, including any acquisition by means of merger or consolidation with or into the Borrower or a Subsidiary which is permitted by Section 7.02; provided (i) such Liens were in existence at the time such Person becomes a Subsidiary or at the time of such acquisition of such Acquired Assets, (ii) such Liens were not created in contemplation of the acquisition of such Person or such Acquired Assets, (iii) such Liens do not encumber property other than property owned by such Person or the Acquired Assets then acquired, (iv) if, as a result of the acquisition, the Indebtedness secured by such Liens is or becomes Indebtedness of the Borrower but not Indebtedness of any Subsidiary, then the aggregate principal amount of Indebtedness secured thereby shall not exceed the Incremental EBITDA of the Acquired Subsidiary or such Acquired Assets;

(l) Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary owing to the Borrower; and

(m) in addition to Liens permitted by the foregoing clauses (a) through (l), other Liens securing Indebtedness, provided that in no event will the aggregate unpaid principal amount of Indebtedness secured by such other Liens exceed at any time an amount equal to 15% of Net Tangible Assets.

7.02 Mergers; Sale of Assets. Neither Borrower nor any Material Subsidiary shall merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease (as a lessor) or otherwise dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets, or all or substantially all of the stock of or other equity interest in any of its Subsidiaries (in each case, whether now owned or hereafter acquired), unless: (i) at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (ii) if the Borrower is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, and if one or more Material Subsidiaries is involved in any such transaction (and Borrower is not), a Material Subsidiary is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 7.02 have the effect of releasing the Borrower from any of its obligations and liabilities under this Agreement.

7.03 Distributions. During the existence of a Default which would become an Event of Default under clause (a), (f), or (g) of Section 8.01 or a Default under Section 8.01(b) or 8.01(c) as a result of a breach of Section 7.09 or an Event of Default, the Borrower will not declare, pay or make any Distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the Borrower or apply any of its funds, property or assets to the purchase of any partnership interests in the Borrower; provided that if the Borrower has declared a Distribution when no Default which would become an Event of Default under clause (a), (f), or (g) of Section 8.01 or a Default under Section 8.01(b) or 8.01(c) as a result of a breach of Section 7.09 or Event of Default exists, it shall be permitted to pay that Distribution even if such Default or Event of Default exists on the corresponding payment date unless on such payment date and prior to the making of such Distribution, the Borrower has knowledge that the maturity of all outstanding Obligations has been accelerated pursuant to Section 8.02.

7.04 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or, if substantially different therefrom, not permitted by the Borrower’s partnership agreement.

7.05 Transactions with Affiliates. Enter into any material transaction with any Affiliate of Borrower except upon fair and reasonable terms that are no less favorable than those which might be obtained in arm’s-length transactions with a Person that is not an Affiliate; provided, that such limitations shall not apply to any transaction among the Borrower, the Borrower’s Subsidiaries, the General Partner, the General Partner’s Subsidiaries, and the Delegate (in its capacity as such), to subordinated loans (including Qualifying Subordinated Indebtedness) from an Affiliate to the Borrower, or to a transaction between the Borrower or any of its Subsidiaries and an Affiliate if such transaction has been approved by the Conflicts Committee of the Board of Directors of the Delegate; provided, that notwithstanding the foregoing, the Borrower shall not purchase or prepay any Qualifying Subordinated Indebtedness unless after giving effect to such purchase or payment, the Borrower is in compliance with Section 7.09 and such purchase or payment will not result in a Default or an Event of Default. For purposes of clarification of the foregoing, the parties acknowledge that the limitations contained in this Section 7.05 shall not limit the Delegate’s authority to act or take actions on behalf of the General Partner.

7.06 Burdensome Agreements. Enter into any material Contractual Obligation that by its express terms prohibits the Borrower or any Subsidiary or Unrestricted Subsidiary to create, incur, assume or suffer to exist Liens on any material property of such Person to secure the Obligations; or enter into any agreement (other than agreements of the type permitted by any of clauses (a) through (i) of the definition of Intercompany Restrictions) restricting the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower or a Material Subsidiary by way of distributions, loans, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly to the Borrower or a Material Subsidiary.

7.07 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.08 Unrestricted Subsidiaries.

(a) Neither the Borrower nor any Restricted Subsidiary may guaranty or otherwise become liable in respect of any Indebtedness or other obligations of, grant any Lien on any of its property to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, provided however that the Borrower or a Restricted Subsidiary may grant a Lien on the equity interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

(b) No Unrestricted Subsidiary may, directly or indirectly, (i) make any loans or advances in the Borrower or any Restricted Subsidiary, or (ii) hold any equity interests in the Borrower or any Restricted Subsidiary, excluding any investment in a public fund which holds securities of or otherwise makes investments in the Borrower or any Restricted Subsidiary.

7.09 Consolidated Leverage Ratio. As of the end of each applicable four-quarter period, the Borrower shall maintain a ratio of (a) (i) Consolidated Funded Debt plus, without duplication, (ii) the principal amount of Funded Debt owed by the Borrower to Subsidiaries which does not constitute Qualifying Subordinated Indebtedness, to (b) Pro Forma EBITDA of no greater than (1) during an Acquisition Period, 5.50 to 1.00, and (2) during any period other than an Acquisition Period, 5.00 to 1.00; provided, that if at the end of any such applicable four-quarter period the Borrower shall not have maintained such ratio, the Borrower will have a period of 30 days following the later of the date a Responsible Officer of the Borrower has knowledge that such ratio has not been satisfied at the end of such period and 30 days following the end of such period, to cure such failure on a pro forma basis by satisfying the following clauses (i) or (ii), or any combination of such clauses, by (i) obtaining an equity contribution which qualifies as equity under GAAP or (ii) incurring Qualifying Subordinated Indebtedness in a sufficient amount that (y) had the Borrower had such additional equity or Qualifying Subordinated Indebtedness proceeds, or a combination of both, at or prior to the end date of such applicable four-quarter period, and (z) had such amount been included in, and increased, Pro Forma EBITDA with respect to such applicable four-quarter period, the Borrower would have been in compliance with this Section 7.09 for such four-quarter period and, if the Borrower obtains such equity or such Qualifying Subordinated Indebtedness proceeds, or any combination thereof, during such cure period, but in no event shall such period end later than 60 days following the end of the corresponding ending four-quarter period, then it will be deemed to be in compliance with this Section 7.09 as of the end of such four quarter period.

7.10 Indebtedness of Non-OLP Subsidiaries. As of the end of each fiscal quarter, the aggregate amount of Indebtedness of the Non-OLP Subsidiaries (other than Non-OLP Inter-Company Indebtedness) shall not exceed an amount (the “Non-OLP Indebtedness Limitation”) equal to 0.5 times Non-OLP Pro Forma EBITDA for the four quarters then ended; provided, that to the extent that such Indebtedness of the Non-OLP Subsidiaries does exceed the Non-OLP Indebtedness Limitation (the amount of such excess being referred to this Section 7.10 as “excess Indebtedness”) at quarter-end, the Non-OLP Subsidiaries may cure such excess Indebtedness by satisfying the following clause (i) or clause (ii), or any combination of such clauses, within 30 days following the later of the date a Responsible Officer has knowledge of such non-compliance and 30 days following the end of such quarter (but in no event shall the cure period extend beyond the date that is 60 days after the end of such quarter) (i) by receiving an infusion of cash or cash equivalents in an amount that (when added to all other cash and cash equivalents then being held by Non-OLP Subsidiaries pursuant to this Section 7.10) equals such excess Indebtedness (or portion thereof cured pursuant to this clause (i)), which cash or cash equivalents shall be held by Non-OLP Subsidiaries until the calculation is done pursuant to this Section 7.10 at the end of the next quarter, or (ii) by reducing the aggregate outstanding amount of Indebtedness of the Non-OLP Subsidiaries by an amount equal to such excess Indebtedness less the amount of cash or cash equivalents infused for such quarter-end pursuant to the preceding clause (i), if any. If the Non-OLP Subsidiaries so timely cure such excess Indebtedness by making such infusion or reduction, or both as applicable, the Non-OLP Subsidiaries shall be deemed to be in compliance with this Section 7.10 as of such quarter-end date.

7.11 Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries. As of the end of each fiscal quarter, the aggregate amount of Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries (other than OLP Inter-Company Indebtedness) shall not exceed an amount (the “OLP Indebtedness Limitation”) equal to 60% of the outstanding consolidated capitalization (calculated without regard to noncash adjustments to equity) of the Operating Partnership and the Operating Partnership Subsidiaries as of such quarter-end date; provided, that to the extent that outstanding Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries (other than OLP Inter-Company Indebtedness) does exceed the OLP Indebtedness Limitation (the amount of such excess being referred to this Section 7.11 as “excess Indebtedness”) at quarter-end, the Operating Partnership and the Operating Partnership Subsidiaries may cure such excess Indebtedness by satisfying the following clause (i) or clause (ii), or any combination of such clauses, within 30 days following the later of the date a Responsible Officer has knowledge of such non-compliance and 30 days following the end of such quarter (but in no event shall the cure period extend beyond the date that is 60 days after the end of such quarter): (i) by receiving an infusion of cash or cash equivalents in an amount that (when added to all other cash and cash equivalents then being held by the Operating Partnership and the Operating Partnership Subsidiaries pursuant to this Section 7.11) equals such excess Indebtedness (or portion thereof cured pursuant to this clause (i)), which cash or cash equivalents shall be held by the Operating Partnership and the Operating Partnership Subsidiaries until the calculation is done pursuant to this Section 7.11 at the end of the next quarter, or (ii) by reducing the aggregate outstanding amount of Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries by an amount equal to such excess Indebtedness less the amount of cash or cash equivalents infused for such quarter-end pursuant to the preceding proviso, if any. If the Operating Partnership and the Operating Partnership Subsidiaries so timely cure such excess Indebtedness by making such infusion or reduction, or both as applicable, the Operating Partnership and the Operating Partnership Subsidiaries shall be deemed to be in compliance with this Section 7.11 as of such quarter-end date.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower shall fail to perform, observe or comply with any term, covenant or agreement contained in any of Section 6.03 or 6.11 or Article VII; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed, and such failure or refusal continues for 30 days after the earlier of (i) the Borrower obtaining knowledge of such failure or refusal and (ii) the Borrower being notified of such failure or refusal by the Administrative Agent, the L/C Issuer or any Lender; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower herein, in any other Loan Document, or in any document delivered by it in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made.

(e) Cross-Default. (i) The Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary (A) fails to make any payment of principal or interest or premium, if any, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), inclusive of any grace, extension, forbearance or similar period, in respect of any Indebtedness having an aggregate principal amount (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, for a period beyond the applicable grace, cure, extension, forbearance or other similar period the effect of which default or other event is to cause such Indebtedness to be demanded or to become due or required to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guarantee Obligation to become payable; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary as a result thereof is greater than $100,000,000; or

(f) Insolvency Proceedings, Etc. The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts. The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due as provided in Title 11 of the United States Bankruptcy Code; or

(h) Judgments. There is entered against the Borrower or any Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or third-party indemnity or similar agreements as to which the indemnitor (or similar party if applicable) does not dispute coverage), and (A) enforcement proceedings upon assets of the Borrower or any Material Subsidiary are lawfully commenced by any creditor upon such judgment, or (B) there is a period of 30 consecutive days after the entry of such judgment during which a discharge, stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Subsidiary of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is then continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, the L/C Issuer or any Lender.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this

Article, other than the provisions of Section 9.06 which provide for the consent of the Borrower, are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv)

the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation or Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, each L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, subject to the consent of the Borrower at all times other than during the existence of an Event of Default (such consent not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and each L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent not prohibited by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then the Administrative Agent being removed may on behalf of the Lenders and each L/C Issuer, appoint a successor Administrative Agent from the remaining Lenders;

provided that if the Administrative Agent shall notify the Lenders that no qualifying Person has accepted such appointment, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as a successor Administrative Agent is appointed as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and the Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and 2.03(j), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate; or

(d) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor the principal amount of any Loan or any interest thereon, or any other amounts payable hereunder owed to such Defaulting Lender be reduced or the date for payment thereof be extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices and Other Communications; Electronic Communication.

(a) Notices and Other Communications; Facsimile Copies. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer, or the Swing Line Lender: to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02;

(ii) in the case of notices by the Administrative Agent, an L/C Issuer, or the Swing Line Lender to a Lender: to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire; and

(iii) in the case of notices by the Borrower to a Lender, an L/C Issuer or the Swing Line Lender: c/o the Administrative Agent, at the address, telecopier number, electronic mail address or telephone number specified for the Administrative Agent on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers, and the Swing Line Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer, and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Effectiveness of Electronic Copies of Loan Documents and Signatures. This Agreement and the other Loan Documents (including any amendment or other modification and any waiver or consent) and any executed signature pages hereto or thereto may be delivered by facsimile or other electronic (i.e., “pdf” or “tif”) imaging means. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic imaging means.

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices if immediately followed by a corresponding Loan Notice in writing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the L/C Issuer to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the L/C Issuer for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent, the L/C Issuer and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs;

provided, however, that the Borrower shall not be required to reimburse a Defaulting Lender or its Related Parties for, and neither a Defaulting Lender nor any of its Related Parties shall be entitled to be reimbursed for, any costs and expenses incurred by or on behalf of such Defaulting Lender or any of its Related Parties in effecting its cure from being a Defaulting Lender or the replacement or removal of such Defaulting Lender hereunder, or matters incidental to any of the foregoing. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent or the L/C Issuer, as the case may be, and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the L/C Issuer or any Lender. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

10.05 Indemnification by the Borrower; Reimbursement and Indemnification by Lenders.

(a) The Borrower shall indemnify each Agent-Related Person, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (other than the Administrative Agent, any L/C Issuer, any Lender or the Swing Line Lender) arising out of, or relating to, (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby, the relationship of the Borrower, the Administrative Agent, the L/C Issuers and the Lenders under this Agreement, or, in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are caused by such Indemnitee’s own gross negligence, breach in bad faith under any Loan Document, willful misconduct or knowingly unlawful conduct, or that are incurred by an Indemnitee that is a Defaulting Lender and such losses, claims, damages, liabilities or related expenses are proximately cause by conduct, acts or omissions described in clauses (a), (b), or (c) of the definition of “Defaulting Lender,” or for any loss asserted against it by another Indemnitee.

As used in this Section 10.05, the following terms having the meanings set forth below:

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(b) Reimbursement and Indemnification by Lenders.

(i) Each Lender severally agrees to indemnify upon demand the Administrative Agent, each L/C Issuer and each Related Party (each such Person being called an “Agent/Issuer-Related Indemnitee”) (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of the Borrower to do so), pro rata, according to each such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) and hold harmless each Agent/Issuer-Related Indemnitee from and against any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by or against the Administrative Agent or an L/C Issuer acting in its capacity as such, or incurred by or against any Related Party of any of the foregoing acting for the Administrative Agent or an L/C Issuer in connection with such capacity, arising out of or relating to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby, the relationship of the Borrower, the Administrative Agent, the L/C Issuers, and the Lenders under this Agreement, or the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Agent/Issuer-Related Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE AGENT/ISSUER-RELATED INDEMNITEE (all of the foregoing, collectively, “Indemnified Liabilities”); provided however that no Lender shall be liable for the payment to an Agent/Issuer-Related Indemnitee of any portion of such Indemnified Liabilities resulting from any such Person’s gross negligence, willful misconduct or knowingly unlawful conduct; and provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.

(ii) Without limitation of the foregoing, to the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 or subsection (a) of this Section 10.05 to be paid by it to an Agent/Issuer-Related Indemnitee, each Lender severally agrees to pay to such Agent/Issuer-Related Indemnitee such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative

Agent or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or L/C Issuer in connection with such capacity.

(iii) The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.12(f).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each of them hereby waives, any claim against any of the other of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided however that the foregoing limitation shall not be deemed to impair or affect the indemnification obligations of the Borrower under this Agreement to the extent such indemnification obligations are with respect to losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person that is neither an Indemnitee nor the Borrower. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction; provided that this sentence shall not be deemed to limit an Indemnitee’s obligations in Section 10.08.

(d) Payments. All amounts due from the Borrower under Section 10.04 or this Section 10.05 shall be payable not later than thirty Business Days after demand therefor and the Borrower’s receipt of (i) the requesting Person’s certification that it is owed amounts under Section 10.04 or Section 10.05(a), as the case may be, and the basis thereof, and (ii) reasonably detailed invoices or statements relating thereto.

(e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, an L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent, an L/C Issuer or any Lender, or the Administrative Agent, an L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, an L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or the L/C Issuer, as the case may be, upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent or the L/C Issuer, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to an Eligible Assignee that is a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to (x) a Lender, (y) an Affiliate of a Lender that is financially capable of performing the obligations of a Lender under this Agreement or (z) an Approved Fund that is financially capable of performing the obligations of a Lender under this Agreement and that agrees with the assignor to be bound by the Assignee Conditions;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of Commitments.

The Administrative Agent shall not have any responsibility to ensure compliance with, or to inquire as to whether an assignee is in compliance with, the requirement set forth in Section 10.07(b)(iii)(A) as to financial capacity or the requirement set forth in Section 10.07(b)(iii)(A) that the assignee agree to be bound by the Assignee Conditions, and responsibility for compliance with such requirements shall be the responsibility of the assigning Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, which amount shall not be for the account of, or reimburseable from, directly or indirectly, the Borrower except as otherwise provided in Section 10.15; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. If the assigning Lender holds a Note and has assigned all of its Commitment, it shall promptly deliver such Note to the Borrower marked “Cancelled” or sign a lost note affidavit (which shall include customary indemnification of the Borrower) with respect thereto (provided however that, notwithstanding herein to the contrary, failure to do so will not affect the validity of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each L/C Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent shall provide a copy of the Register upon the Borrower’s or such Lender’s request.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any L/C Issuer or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any of their Affiliates, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time assign, pledge or grant a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided, further, all costs, fees and expenses related to, or in connection with, any such pledge or grant shall be for the sole account of such Lender.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an L/C Issuer, and/or the Swing Line Lender, assigns all of its Commitment and Loans pursuant to subsection (b) above, such assigning Lender may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders one or more successor L/C Issuers or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning L/C Issuer or Swing Line Lender. If a Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If a Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, and acceptance by such successor of such appointment, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer, with respect to such Letters of Credit.

10.08 Confidentiality. Each of the Administrative Agent, L/C Issuer, Swing Line Lender and the Lenders (on behalf of itself and each of its Affiliates or its other Related Parties, and each of its and their directors, officers, agents, attorneys, employees and representatives) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and other Related Parties’, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to (and will agree to) keep such Information confidential on the terms provided in this Section); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and each such case, such Person shall endeavor to notify the Borrower of such occurrence as soon as reasonably possible following the service of any such process on such Person); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative, credit insurance transaction, or other substantially similar transaction relating to the obligations of the Borrower, in each case, provided that each such Person first agrees to hold, and cause to be held, such Information in confidence on the terms provided in this Section and such Person is not a competitor or Affiliate thereof of the Borrower or any of its Subsidiaries that is engaged in the storage, transportation and/or distribution of hydrocarbons as its primary business (and each Lender may rely on such Person’s representation as to the same); (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the Swing Line Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations then due and owing to such Lender; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum amount, or be computed at a rate that exceeds the maximum rate, of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender shall contract for, charge, receive, reserve or take interest in an amount or at a rate that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower, and in no event shall the Borrower or any other Person ever be liable for unearned interest or ever be required to pay interest in excess of the Maximum Rate. In determining whether the interest contracted for, charged, received, reserved or taken by the Administrative Agent, any L/C Issuer, the Swing Line Lender or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations. If the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate”, then that term means the “indicated rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code. The Borrower agrees that Chapter 346 of the Texas Finance Code does not apply to any Borrowing.

10.11 Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the L/C Issuer or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the L/C Issuers and each Lender, regardless of any investigation made by the Administrative Agent, the L/C Issuers or any Lender or on their behalf and notwithstanding that the Administrative Agent, the L/C Issuers or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension.

10.14 Severability. Any provision of this Agreement and the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Replacement and Removal of Lenders. (a) If (1) any Lender is a Defaulting Lender; or (2) the Borrower has a right to remove or replace a Lender pursuant to Section 2.14(a) or Section 3.06(b) or under any other circumstances set forth in this Agreement providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment by such Lender of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or Section 3.04. As a condition to the effectiveness of any such assignment or termination:

(w) in the event of an assignment of a Lender’s Commitment, (i) the Borrower shall pay in full the assignment fee specified in Section 10.07(b)(iv) unless otherwise paid by the replacement Lender or waived by the Administrative Agent, and (ii) the assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees (subject to Section 2.16) and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(x) in the event of a termination of a Lender’s Commitment which has not been assigned, (i) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05, which amounts shall be paid when billed in accordance with such Section), (ii) deliver to the Administrative Agent Cash Collateral in an amount equal to the aggregate of the Swing Line Lender’s and each L/C Issuer’s Fronting Exposure resulting from the termination of the Commitment of such Lender (determined after giving effect to any reallocation of such Lender’s Pro Rata Share of the Swing Line Loans and L/C Obligations outstanding on the date of such termination to the remaining Lenders to the extent of the availability of the Commitments of the remaining Lenders after giving effect to all such terminations of Commitments on such date), and (iii) provide written notice terminating such Lender’s Commitment,

(y) if the Lender being replaced or removed is an L/C Issuer, another L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such L/C Issuer that remain outstanding or the Borrower shall make other arrangements satisfactory to the L/C Issuer being replaced or removed to effectively assume its obligations with respect to such Letters of Credit or eliminate its exposure thereto, and

(z) if the Lender being replaced or removed is the Swing Line Lender, upon the agreement of a Lender to become the successor Swing Line Lender (made at the request of the Borrower with the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed), such Lender shall become the Swing Line Lender hereunder.

Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

(b) In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Loans of all Lenders, and shall be responsible for payment of any amounts due under Section 3.05. The Borrower may then request Loans from the Lenders in accordance with their revised Pro Rata Shares. If agreed by the Administrative Agent and the Lenders (such agreement not to be unreasonably withheld or delayed), the Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender, and in such case the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

(c) If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with this Section 10.15; provided that such amendment, waiver, consent or release is approved by the assignee of such non-consenting Lender and is effected as a result of such assignment (together with all other such assignments required by the Borrower pursuant to this Section 10.15(c) with respect to such proposed amendment, waiver, consent or release.

(d) This section shall supersede any provision in Section 10.01 to the contrary.

10.16 Governing Law; Jurisdiction; Waiver of Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT,

THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and each Arranger, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and each Arranger, and each of their respective Affiliates, on the other hand, (B) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, the Borrower, and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any other party hereto, any Affiliates of any other party hereto, or any other Person and (B) none of the Administrative Agent, the Arrangers, the Borrower, or any Lender has any obligation to each other or to their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Administrative Agent, the Arranger, the Borrower and each Lender hereby waives and releases any claims that they may have against each other with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each of the Administrative Agent and the Lenders acknowledge and agree that it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

10.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information regarding the Borrower or any of its Subsidiaries necessary for the Administrative Agent or such Lender to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20 Termination of Commitments Under Existing Credit Agreements and Waiver of Notices. Reference is made to Section 4.01(a)(iii), which requires termination of all commitments to extend credit under the Existing Credit Agreements and payments of all amounts due thereunder. By executing this Agreement the Lenders who are Existing 2007 Credit Agreement Lenders hereby waive the notice provisions in Sections 2.06 and 2.07 of the Existing 2007 Credit Agreement, and the Lenders who are Existing 2010 Credit Agreement Lenders hereby waive the notice provisions in Sections 2.06 and 2.07 of the Existing 2010 Credit Agreement.

10.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written.

ENBRIDGE ENERGY PARTNERS, L.P.,
a Delaware limited partnership, as Borrower

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C.,
as delegate of Enbridge Energy Company, Inc.,
its General Partner

	By:	/s/ Mark A. Maki
Mark A. Maki
President

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ DeWayne Rosse
DeWayne Rosse
Agency Management Officer

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender, a L/C Issuer and Swing Line Lender

By:	/s/ James K.G. Campbell
James K.G. Campbell
Director

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

ROYAL BANK OF CANADA, as a Lender and as an L/C Issuer

By:	/s/ Lillian M.A. D’Aleo
Lillian M.A. D’Aleo
Authorized Signatory

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ Joanne Tognarelli
Joanne Tognarelli
Financing Manager

By:	/s/ Quynh Nguyen
Quynh Nguyen
Financing Manager

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Irja R. Otsa
Irja R. Otsa
Associate Director

By:	/s/ Mary E. Evans
Mary E. Evans
Associate Director

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Paul V. Farrell
Paul V. Farrell
Director

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND N.V., (CANADA) BRANCH, as a Lender

By:	/s/ Shehan De Silva
Shehan De Silva
Vice President

By:	/s/ David Wright
David Wright
Head TPM Canada

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Masakazu Hasegawa
Masakazu Hasegawa
General Manager

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke
Sherrese Clarke
Authorized Signatory

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Laurance J. Bressler
Laurance J. Bressler
Managing Director

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

BNP PARIBAS, as a Lender

By:	/s/ Betsy Jocher
Betsy Jocher
Director

By:	/s/ Michaela Braun
Michaela Braun
Director

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/ Yasantha Gunaratna
Yasantha Gunaratna
Vice President

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

DNB NOR BANK ASA, as a Lender

By:	/s/ Henrik Asland
Henrik Asland
Senior Vice President

By:	/s/ Kristie Li
Kristie Li
Vice President

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Juan Javellana
Juan Javellana
Executive Director

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Robert MacKinnon
Robert MacKinnon
Senior Vice President
Canada Branch

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Philippe Sandmeier
Philippe Sandmeier
Managing Director

By:	/s/ Ming K. Chu
Ming K. Chu
Vice President

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P. CREDIT AGREEMENT

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

The following Letters of Credit issued by Bank of America:

Beneficiary	Number

EPRM/Bank of Montreal	LC3071915

EPRM/Deutsche Bank AG	LC3075738

EPRM/JP Morgan Chase Bank N.A.	LC3113972

EPRM/Wells Fargo Bank NA	LC3117380

EPRM/Koch Supply & Trading LP	LC3116050

Empire District Electric Co	LC3063336

Oklahoma Gas & Electric Co.	LC3063335

Will County Dept. Of Highways	LC3083293

Zurich American Insurance Co	LC3061660

Sch 1.01 — 1

SCHEDULE 1.02

CERTAIN INTERCOMPANY RESTRICTIONS

(RESTRICTIONS ON ABILITY OF SUBSIDIARIES TO PAY DIVIDENDS, ETC.)

None.

Sch 1.02 — 1

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$205,000,000	10.25%
Royal Bank of Canada	$205,000,000	10.25%
Export Development Canada	$175,000,000	8.75%
UBS AG, Stamford Branch	$175,000,000	8.75%
Wells Fargo Bank, N.A.	$175,000,000	8.75%
The Royal Bank of Scotland N.V., (Canada) Branch	$150,000,000	7.50%
Sumitomo Mitsui Banking Corporation	$150,000,000	7.50%
Morgan Stanley Bank, N.A.	$110,000,000	5.50%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$100,000,000	5.00%
BNP Paribas	$100,000,000	5.00%
Citibank, N.A.	$100,000,000	5.00%
DnB NOR Bank ASA	$100,000,000	5.00%
JPMorgan Chase Bank, N.A.	$100,000,000	5.00%
Mizuho Corporate Bank, Ltd.	$100,000,000	5.00%
Deutsche Bank AG New York Branch	$55,000,000	2.75%
Total:	$2,000,000,000.00	100.00%

Sch 2.01 — 1

SCHEDULE 5.06

LITIGATION

None.

Sch 5.06 — 1

SCHEDULE 5.08

ENVIRONMENTAL MATTERS

None.

Sch 5.08 — 1

SCHEDULE 7.01

EXISTING LIENS

Debtor	Date	File #	Secured party	Collateral

Enbridge Energy Partners, L.P.	12/11/2006	6432600	Herc Exchange, LLC	Hydracel Pump End for Pump Division, Serial: 197622

Enbridge Energy Partners, L.P.	5/31/2011	12063363	United Rentals Northwest, Inc.	Heater 500,000 BTU Ducted – Equipment # 1200190 and the proceeds thereof

Enbridge Energy Partners, L.P.	5/31/2011	12065608	United Rentals Northwest, Inc.	8 Ducts 12” x 25’ High Temp – Equipment # 47102A and the proceeds thereof

Enbridge Energy, Limited Partnership	8/12/2011	13124867	United Rentals Northwest, Inc.	5 quantity of Equipment # 9449942 related to invoice 93609376-005 and the proceeds thereof

Enbridge Energy, Limited Partnership	8/12/2011	13124867	United Rentals Northwest, Inc.	Equipment # 9449892 related to invoice 93609376-005 and the proceeds thereof

Sch 7.01 — 1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER

Enbridge Energy Partners, L.P.

1100 Louisiana, Suite 3300

Houston, TX 77002-5217

Attention:	Chris Kaitson
Vice President – US Law
Telephone:	(713) 650-8900
Facsimile:	(713) 821-2229
Electronic Mail:	Chris.Kaitson@enbridge.com

With a copy to:

Enbridge Energy Partners, L.P.

C/O Enbridge Inc.

3000, 425-1st

Calgary, Alberta, Canada

T2P 3L8

Attention:	David Wudrick
Treasurer
Telephone:	(403) 231-5917
Facsimile:	(403) 231-4848
Electronic Mail:	David.Wudrick@enbridge.com

BANK OF AMERICA, N.A.

Administrative Agent’s Office and Bank of America’s Lending Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

901 Main Street

Mail Code: TX1-492-14-12

Dallas, Texas 75202

Attention:	Jared McClure, Agency Services
Telephone:	(214) 209-2354
Facsimile:	(214) 290-9413
Electronic Mail:	Jared.L.McClure@baml.com

Account No. 001292000883

Ref: Enbridge Energy Partners

ABA# 026009593

Sch 10.02 — 1

Other Notices as Administrative Agent:

Bank of America Merrill Lynch

Agency Management Services

901 Main Street

TX1-492-14-11

Dallas, TX 75202-3714

Attention:	Dewayne Rosse
Telephone:	(214) 209-0529
Facsimile:	(214) 672-8623
Electronic Mail:	dewayne.rosse@baml.com

L/C Issuer:

Bank of America, N.A.

1000 W. Temple Street, 7th Floor

CA9-705-07-05

Los Angles, CA 90012-1514

Attention:	Stella Rosales
Assistant Vice President
Telephone:	(213) 481-7828
Facsimile:	(213) 457-8841
Electronic Mail:	stella.rosales@bankofamerica.com

Requests for Credit Extensions as a Lender:

Bank of America, N.A.

200 Front Street West

Toronto, ON, M5V 3L2

Attention:	Teresa Tsui
Telephone:	(416) 349-5390
Facsimile:	(416) 349-4282
Electronic Mail:	teresa.tsui@bankofamerica.com

Bank of America, N.A.

1850 Gateway Blvd.

Concord, CA 94520

Attention:	Lila Rodriquez
Telephone:	(925) 675-8029
Facsimile:	(925) 675-8051 or 8053
Electronic Mail:	lila.c.rodriquez@bankofamerica.com

Sch 10.02 — 2

Other Notices as a Lender:

Bank of America Merrill Lynch

Bow Valley Square III

255 5 Ave SW, Suite 2620

Mail Code: 101-801-26-01

Calgary, AB T2P 3G6

Canada

Attention:	James K. Campbell
Prod Delivery Sr. Officer
Telephone:	(403) 231-7315
Electronic Mail:	james.k.campbell@baml.com

Sch 10.02 — 3

EXHIBIT A-1

FORM OF LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Enbridge Energy Partners, L.P., (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and the Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans            ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

Type of Loan requested

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

BORROWER

By:

Name:

Title:

Exh A-1 — 1

Form of Loan Notice

EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Swing Line Lender

 Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Enbridge Energy Partners, L.P. (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Swing Line Loans            ☐ A conversion of Swing Line Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Swing Line Loan requested]

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

BORROWER

By:

Name:

Title:

Exh A-2 — 1

Form of Swing Line Loan Notice

EXHIBIT B-1

FORM OF LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                                                                or permitted registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined) the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of September 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement. All payments of principal of and interest on this Note shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. During the continuance of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER

By:

Name:

Title:

Exh B-1 — 1

Form of Loan Notice

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh B-1 — 2

Form of Loan Notice

EXHIBIT B-2

FORM OF SWING LINE NOTE

$

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of [the Swing Line Lender] (the “Swing Line Lender”), at such time or times as provided in the Credit Agreement referred to below, the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of September 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and the Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement. All payments of principal of and interest on this Note shall be made to the Swing Line Lender in Dollars in immediately available funds at the Swing Line Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. During the continuance of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exh B-2 — 1

Form of Swing Line Notice

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER

By:

Name:

Title:

Exh B-2 — 2

Form of Swing Line Notice

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh B-2 — 3

Form of Swing Line Notice

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Enbridge Energy Partners, L.P. (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and the Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

Use following for fiscal year-end financial statements

1. Filed with the Borrower’s Form 10-K for its fiscal year ended                             , 20    , are the year-end financial statements for the Borrower and its Subsidiaries required by Section 6.01(a), and if the Borrower has designated any Subsidiary as an Unrestricted Subsidiary, attached hereto as Schedule 1 are the year-end financial statements, adjusted to exclude the assets and operations of Unrestricted Subsidiaries which financial statements fairly present the financial conditions, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date for such period, subject only to the absence of footnotes.

Use following for fiscal quarter-end financial statements

1. Filed with the Borrower’s Form 10-Q for its fiscal quarter ended                             , 20    ] are the unaudited financial statements required by Section 6.01(b) for the fiscal quarter of                      ended as of the above date, and if the Borrower has designated any Subsidiary as an Unrestricted Subsidiary, attached hereto as Schedule 1 are unaudited financial statements for the fiscal quarter of                      ended as of the above date adjusted to exclude the assets and operations of Unrestricted Subsidiaries. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonable review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries and Unrestricted Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower and its Subsidiaries and Unrestricted Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of its Subsidiaries and Unrestricted Subsidiaries performed and observed all its Obligations under the Loan Documents, and

Exh C — 1

Form of Compliance Certificate

select one:

to the best knowledge of the undersigned, during such fiscal period, the Borrower and each of its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it.

—or—

to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:

4. The financial covenant analyses, and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

5. If this Compliance Certificate is being delivered by a Secretary or Assistant Secretary the words “the undersigned” set forth in paragraphs 2 and 3 above shall be deemed to mean “a Responsible Financial Officer” each time such words are used therein and the following paragraph shall apply: A Responsible Financial Officer has reviewed this Compliance Certificate and attachments and has authorized the undersigned to submit this Compliance Certificate and attachments. As used in this Compliance Certificate, a “Responsible Financial Officer” means any of the president, chief financial officer, chief accountant, controller, treasurer or assistant treasurer of the Borrower, the General Partner or the Delegate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                      ,                     .

BORROWER

By:

Name:

Title:

Exh C — 2

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Section 7.09 – Leverage Ratio.

Maximum Leverage Ratio
As of the end of each applicable four-quarter period, the Borrower is required to maintain Consolidated Leverage Ratio of no greater than:
During any Period other than an Acquisition Period:	5.00:1.00
During an Acquisition Period*:	5.50:1.00

*  If a Specified Acquisition has been or is hereby designated by the Borrower and the corresponding Acquisition Period is in effect as of the Statement Date, a separate sheet of paper is to be attached to this Compliance Certificate setting forth the corresponding Acquisition Closing Date (and if such Acquisition Period has terminated, the last day of such Acquisition Period), and describing the transactions that constitute such Specified Acquisition. Check the applicable line:

— The Borrower has previously designated such Specified Acquisition; or

— The Borrower hereby designates such Specified Acquisition.

A. Consolidated Funded Debt as Adjusted for Funded Debt owed by the Borrower to Subsidiaries at Statement Date (calculated as follows: A.5 + (without duplication) A.8):	$

1.      Consolidated Funded Debt of the Borrower and its Subsidiaries at Statement Date (without regard to reduction for applicable Qualifying Subordinated Indebtedness and Designated Hybrid Securities):

Indicate amount of Indebtedness of Unrestricted Subsidiaries (to be excluded from line 1): $

$

2.      Qualifying Subordinated Indebtedness at Statement Date: (Attach additional information: indicate name(s) of subordinated creditors to whom Qualifying Subordinated Indebtedness is owed; summarize the terms of such Qualifying Subordinated Indebtedness in sufficient detail to demonstrate that it meets the requirements set forth in the definition of Qualifying Subordinated Indebtedness; and confirm that subordination agreement has been delivered)

$

Exh C — 3

Form of Compliance Certificate

3. Face amount of Hybrid Securities at Statement Date:	$

4. Face amount of Designated Hybrid Securities at Statement Date (not to exceed 15% of Total Capitalization):	$

Total Capitalization at Statement Date: $

Consolidated Net Worth at Statement Date (used in calculating Total Capitalization): $

Indicate amount of partners’ capital of the Borrower determined as of such date in accordance with GAAP, subject (as applicable) to year-end audit adjustments and footnotes (used in computing Consolidated Net Worth): $

5. Consolidated Funded Debt (calculated as follows: A.1 – (A.2 + A.4))	$

6. Funded Debt owed by the Borrower to Subsidiaries	$

7. Aggregate Qualifying Subordinated Indebtedness that is included in A.5. above	$

8. Adjusted Funded Debt owed by the Borrower to Subsidiaries (calculated as follows: A.6 – A.7	$

B. Pro Forma EBITDA for Subject Period	$

(calculate by adding lines 1 through 7 below)

1. Consolidated Net Income	$

Indicate Consolidated Net Income of Excluded Subsidiaries (to be excluded from line 1) $

2. Interest expense	$

Indicate interest expense of Excluded Subsidiaries (to be excluded from line 2) $

3. Income taxes	$

Indicate income taxes of Excluded Subsidiaries (to be excluded from line 3) $

4. Depreciation	$

Indicate depreciation of Excluded Subsidiaries (to be excluded from line 4) $

5. Amortization	$

Indicate amortization of Excluded Subsidiaries (to be excluded from line 5) $

6. Pro forma adjustment for acquisitions during Subject Period	$

Attach detailed explanation identifying each acquisition and indicating Incremental EBITDA attributable to it

7. Material Project EBITDA Adjustments for Subject Period	$

Exh C — 4

Form of Compliance Certificate

Attach detailed explanation identifying each Material Project and indicating Material Project EBITDA Adjustments attributable to it

C. Leverage Ratio (Line A ÷ Line B):	to 1.00

Exh C — 5

Form of Compliance Certificate

Quarter-end date:

Section 7.10 (Indebtedness of Non-OLP Subsidiaries) and Section 7.16 (Indebtedness of Operating Partnership and Operating Partnership Subsidiaries)

A.	Indebtedness of Non-OLP Subsidiaries

	1.	Calculate aggregate amount of Indebtedness outstanding as of the Statement Date for the Non-OLP Subsidiaries:

		(a)		Total amount of Indebtedness outstanding for the Non-OLP Subsidiaries other than Indebtedness attributable to Excess Swap Termination Value:	$

		(b)		Ratable Share of Excess Swap Termination Value (line C.3(c)):	$

		(c)		Total (Line A.1(a) plus Line A.1(b)):	$

	2.	Demonstrate compliance with Section 7.10:

		(a)		Non-OLP Pro Forma EBITDA:	$

		(b)		Calculate Non-OLP Indebtedness Limitation (.5 times Non-OLP Pro Forma EBITDA (line A.2(a))	$

		(c)		Is the aggregate amount of Indebtedness outstanding for the Non-OLP Subsidiaries (line A.1(c)) greater than the Non-OLP Indebtedness Limitation (line A.2(b))?

Yes ☐

No ☐

		(d)		If yes, please answer the following:

		(i)		State the amount of excess Indebtedness:	$

		(ii)		How much of the excess Indebtedness is attributable to Excess Swap Termination Value?	$

		(iii)		Specify in reasonable detail method and timing of cure of such excess Indebtedness pursuant to Section 7.10

B.	Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries

	1.	Calculate aggregate amount of Indebtedness outstanding for the Operating Partnership and the Operating Partnership Subsidiaries:

		(a	)	Total amount of Indebtedness outstanding for the Operating Partnership and the Operating Partnership Subsidiaries other than Indebtedness attributable to Excess Swap Termination Value:	$

Exh C — 6

Form of Compliance Certificate

		(b)	Excess Swap Termination Value (line C.3(b)):	$

		(c)	Total (line B.1(a) plus Line B.1(b)):	$

			TOTAL:	$

	2.	Demonstrate compliance with Section 7.11:

		(a)	State the outstanding consolidated capitalization of the Operating Partnership and the Operating Partnership Subsidiaries:	$

		(b)	Calculate the OLP Indebtedness Limitation (.60 times the outstanding consolidated capitalization of the Operating Partnership and the Operating Partnership Subsidiaries (line B.2(a))):	$

		(c)	Is the aggregate amount of Indebtedness outstanding for the Operating Partnership and the Operating Partnership Subsidiaries (line B.1(c)) greater than the OLP Indebtedness Limitation (line B.2(b))?

Yes ☐

No ☐

		(d)	If yes, please answer the following:

		(i)	State the amount of excess Indebtedness:	$

		(ii)	How much of the excess Indebtedness is attributable to Excess Swap Termination Value?	$

(iii) Specify in reasonable detail the method and timing of cure of such excess Indebtedness pursuant to Section 7.11.

C.	Excess Swap Termination Value

	1.	State net amount of all mark-to-market obligations of all Swap Contracts to which a Subsidiary of the Borrower is obligated as a counterparty or a guarantor:		$

(A negative number indicates a net aggregate amount owed by Subsidiaries; a positive number indicates a net aggregate amount owed to Subsidiaries)

	2.	Is line C.1 less than negative $150,000,000?

Yes ☐

No ☐

	3.	If yes, calculate the Ratable Share of the amount less than negative $150,000,000:

Exh C — 7

Form of Compliance Certificate

(a)	State aggregate Swap Termination Value of all Swap Obligations and Guarantee Obligations of Swap Obligations of the Non-OLP Subsidiaries:	$

(b)	State aggregate Swap Termination Value of all Swap Obligations and Guarantee Obligations of Swap Obligations of the Operating Partnership and the Operating Partnership Subsidiaries:	$

(c)	The Ratable Share of Excess Termination Value of the Non-OLP Subsidiaries ((line C.3(a) divided by line C.1) times the amount less than negative $150,000,000):	$

(d)	The Ratable Share of Excess Termination Value of the Operating Partnership and Operating Partnership Subsidiaries ((line C.3(b) divided by line C.1) times the amount less than negative $150,000,000):	$

Exh C — 8

Form of Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

Exh D — 1

Form of Assignment and Assumption

[the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:
Assignor [is][is not] a Defaulting Lender

Assignor [is][is not] a Defaulting Lender

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Enbridge Energy Partners, L.P.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement, dated as of September 26, 2011, among Enbridge Energy Partners, L.P., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer, and the Swing Line Lender

6.	AssignedInterest[s]:[6]

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number

		$	$		%

[6]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exh D — 2

Form of Assignment and Assumption

$	$	%

$	$	%

[7.	Trade Date: ][11]

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exh D — 3

Form of Assignment and Assumption

[Consented to:]13

By:
Title:

[13]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Exh D — 4

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                                         ]14

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) [is] [is not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii), 10.07(b)(v), 10.07(b)(vi) and 10.07(b)(viii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue

[14]	Describe Credit Agreement at option of Administrative Agent.

Exh D — 5

Form of Assignment and Assumption

to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exh D — 6

Form of Assignment and Assumption

EXHIBIT E

FORM OF SUBORDINATION AGREEMENT

THIS AGREEMENT made as of the      day of             ,              by                                         , a                          (the “Subordinated Creditor”), in favor of the Administrative Agent, the L/C Issuer and the Lenders (collectively, the “Senior Lenders”).

WHEREAS Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Obligor”), is or may become indebted to the Senior Lenders under or in connection with the Credit Agreement (defined below);

AND WHEREAS the Subordinated Creditor is or may become a lender to the Obligor;

AND WHEREAS the Subordinated Creditor has agreed to postpone and subordinate the Indebtedness of the Obligor owed to the Subordinated Creditor and listed on Annex A attached hereto, and all interest, fees and other amounts owing in connection therewith (the “Obligor Debt”) on the terms and provisions herein set forth.

NOW THEREFORE, in consideration of the sum of $1.00 now paid by the Senior Lenders and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Subordinated Creditor), the Subordinated Creditor hereby agrees as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the Credit Agreement dated as of September 26, 2011 among Enbridge Energy Partners, L.P., as Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as such agreement may be amended, modified, supplemented, restated or refinanced from time to time, the “Credit Agreement”, which term shall include any credit agreement entered into in replacement thereof). In addition, the following terms shall have the following meanings:

(a)	“Beneficiary” means, at each relevant time of determination, each of (i) the holders of Senior Indebtedness and (ii) the holders of other senior unsecured debt of the Obligor for the benefit of whom a subordination agreement in form and substance substantially the same as this Agreement has been executed and delivered by the Subordinated Creditor and is in effect (“Other Senior Indebtedness” ) [1]; and in each case that any such holders

[1]	Clause (i) of the definition of “Beneficiary” in the subordination agreement delivered for the benefit of holders of Other Senior Indebtedness may read as follows: “(i) the holders of Senior

Exh E — 1

Form of Subordination Agreement

or group thereof are represented by an agent, shall mean such agents for the benefit of such respective holders.

(b)	“Beneficiary Indebtedness” means, at each relevant time of determination, the aggregate outstanding amount of Senior Indebtedness and Other Senior Indebtedness of the Obligor owed to any Beneficiary.

(c)	“Obligor Debt” has the meaning set forth in the third WHEREAS clause of this Agreement.

(d)	“Other Senior Indebtedness” has the meaning set forth in Section 1.1(a).

(e)	“Senior Indebtedness” means the aggregate of all Obligations owing from time to time by the Obligor to the Senior Lenders under the Credit Agreement and the other Loan Documents, whether present or future, direct or indirect, contingent or otherwise (including any interest accruing thereon after the date of filing any petition by or against the Obligor in connection with any bankruptcy or other proceeding and any other interest that would have accrued thereon but for the commencement of such proceeding).

(f)	“Subordinated Indebtedness” means the aggregate Obligor Debt owing from time to time by the Obligor to the Subordinated Creditor, whether present or future, direct or indirect, contingent or otherwise.

1.2	Headings

The division of this Agreement into articles, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3	Interpretation

In this Agreement:

(a)	the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer, unless otherwise specified, to this Subordination Agreement taken as a whole and not to any particular article, section, subsection or paragraph;

(b)	words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa;

(c)	all references to “Articles” and “Sections” refer, unless otherwise specified, to articles, sections, subsections or paragraphs of this Agreement, as the case may be;

Indebtedness for the benefit of whom a subordination agreement has been executed and delivered by the Subordinated Creditor and is in effect,”.

Exh E — 2

Form of Subordination Agreement

(d)	words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them; and

(e)	all references to the Senior Lenders include the Administrative Agent, the L/C Issuer and each of the Lenders individually and any combination thereof.

1.4	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The Subordinated Creditor irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States Federal courts sitting in Southern District of the State of New York, without prejudice to the rights of the Senior Lenders to take proceedings in any other jurisdiction.

1.5	Severability

If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, it shall not affect the validity, legality or enforceability of such provision in any other jurisdiction or the validity, legality or enforceability of any other provision of this Agreement.

1.6	Time of the Essence

Time shall be of the essence of this Agreement.

ARTICLE 2

POSTPONEMENT AND SUBORDINATION OF PAYMENT

2.1	General Postponement and Subordination

Except as specifically provided for in Article 3:

(a)	the Subordinated Indebtedness shall be and is hereby expressly postponed and made subordinate in right of payment to the prior payment in full in cash of the Senior Indebtedness and termination of the Commitments under the Credit Agreement; and

(b)	the Subordinated Creditor shall not accept any repayment, prepayment or other satisfaction of all or any portion of the Subordinated Indebtedness (whether in cash, property or securities) prior to the payment in full in cash of the Senior Indebtedness and termination of the Commitments under the Credit Agreement.

2.2	Priority of Senior Indebtedness on Dissolution or Insolvency

In the event of any dissolution, winding up, liquidation, readjustment, reorganization, bankruptcy, insolvency, receivership or other similar proceedings (a “Proceeding”) relating to the Obligor, or any of its property (whether voluntary or involuntary, partial or complete), or any other marshalling of the assets and liabilities of the Obligor, the Beneficiary Indebtedness shall first be paid in full in cash before the Subordinated Creditor shall be entitled to receive or retain any payment or distribution in respect of the Subordinated Indebtedness. In such event, in order to implement the foregoing, but subject always to the provisions of Section 7.1(a):

Exh E — 3

Form of Subordination Agreement

(a)	the Subordinated Creditor shall promptly file a claim or claims, in the form required in such proceedings, for the full outstanding amount of the Subordinated Indebtedness, and shall cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Beneficiaries, ratably according to the aggregate amounts remaining unpaid on account of the Beneficiary Indebtedness held by each of them;

(b)	the Subordinated Creditor hereby irrevocably agrees that the Beneficiaries may, at their sole discretion, in the name of the Subordinated Creditor or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and any such receipts shall be distributed to the Beneficiaries according to the aggregate amounts remaining unpaid on account of the respective Beneficiary Indebtedness held by them, and file, prove and vote or consent in any Proceeding with respect to any and all claims of the Subordinated Creditor relating to the Subordinated Indebtedness;

(c)	In any bankruptcy or other Proceeding in respect of the Obligor, the Subordinated Creditor shall not, unless otherwise agreed by the Beneficiaries, (i) file any motion, application or other pleading seeking affirmative relief, including without limitation for the appointment of a trustee or examiner, for the conversion of the case to a liquidation proceeding, for the substantive consolidation of the Obligor’s bankruptcy case with the case of any other entity, for the creation of a separate official committee representing only the Subordinated Creditor or any other form of affirmative relief of any other kind or nature, or (ii) file any objection or other responsive pleading opposing any relief requested by any Beneficiary; and

(d)	The Subordinated Creditor shall execute and deliver to the Beneficiaries or their representative such further proofs of claim, assignments of claim and other instruments confirming the authorization referred to in the foregoing clause (b), and any powers of attorney confirming the rights of the Beneficiaries arising hereunder, and shall take such other actions as may be requested by the Beneficiaries or their representative in order to enable the Beneficiaries or their representative to enforce any and all claims in respect of the Subordinated Indebtedness.

Payments Held in Trust

If, notwithstanding the provisions of this Agreement, any payment or distribution of any character (whether in cash, securities, or other property) or any security shall be received by the Subordinated Creditor in contravention of the terms of this Agreement, such payment, distribution or security shall not be commingled with any asset of the Subordinated Creditor, shall be held in trust for the benefit of, and shall be paid over or delivered or transferred to, the Beneficiaries, or their representative, ratably according to the aggregate amounts remaining unpaid on account of the Beneficiary Indebtedness held by each of them, for application to the payment of all Beneficiary Indebtedness then remaining unpaid, until all such Beneficiary Indebtedness shall have been paid in full.

Payment in Full on Senior Indebtedness

For purposes of this Agreement, the Senior Indebtedness shall not be deemed to have been paid in full until the Senior Lenders shall have received full payment of the Senior Indebtedness in cash, all Letters of Credit shall have terminated and all Commitments of the Senior Lenders under the Credit Agreement shall have irrevocably terminated.

Exh E — 4

Form of Subordination Agreement

2.3	Legend on Subordinated Debt Instruments

The Subordinated Creditor shall, substantially simultaneously with the execution and delivery hereof, cause a conspicuous legend to be placed on each of the instruments evidencing Subordinated Indebtedness to the following effect:

“This instrument and the indebtedness evidenced hereby is subordinated, in the manner and to the extent set forth in an agreement dated                     ,              (as such agreement may from time to time be amended, restated, modified, or supplemented, the “Subordination Agreement”), by the maker and payee of this instrument in favor of Bank of America, N.A. as Administrative Agent for the “Lenders” referred to therein, to all Senior Indebtedness as defined therein), and each holder of this instrument, by its acceptance hereof, shall be bound by the Subordination Agreement.”

and upon request by the Administrative Agent deliver a copy of each of the instruments evidencing Subordinated Debt, as so marked, to the Administrative Agent within 60 days following such request. In the event of any conflict between any instrument evidencing Subordinated Indebtedness and the terms of this Agreement, the terms of this Agreement shall control.

2.4	Application of Payments

All payments and distributions received by the Senior Lenders in respect of the Subordinated Indebtedness, to the extent received in or converted into cash, may be applied by the Senior Lenders first to the payment of any and all expenses (including reasonable legal fees and expenses) paid or incurred by the Administrative Agent in enforcing this Agreement, or in endeavoring to collect or realize upon any of the Subordinated Indebtedness or any collateral security therefor, and any balance thereof shall, solely as between the Subordinated Creditor and the Senior Lenders, be applied by the Senior Lenders in such order of application as the Senior Lenders may from time to time select, toward the payment of the Senior Indebtedness remaining unpaid.

ARTICLE 3

PERMITTED PAYMENTS

3.1	Permitted Payments

At any time other than during the continuation of a Default or Event of Default under the Credit Agreement, the Subordinated Creditor shall, subject to Section 2.2, be entitled to receive payments on account of any Subordinated Indebtedness in accordance with the terms of such Subordinated Indebtedness.

ARTICLE 4

SUBROGATION

4.1	Restriction on Subrogation

The Subordinated Creditor shall not exercise any rights which it may acquire by way of subrogation or contribution under this Agreement, as a result of any payment made hereunder or otherwise, until this Agreement has ceased to be effective in accordance with Section 7.1(a).

4.2	Transfer by Subrogation

Exh E — 5

Form of Subordination Agreement

If (a) the Administrative Agent on behalf of the Senior Lenders receives payment of any of the Subordinated Indebtedness, (b) the Senior Indebtedness has been paid in full in cash and (c) there are no further Letters of Credit outstanding and no further Commitments outstanding under the Credit Agreement, then the Senior Lenders will each, at the Subordinated Creditor’s request and expense, execute and deliver to the Subordinated Creditor appropriate documents, without recourse and without representation or warranty (except as to their right to transfer such Senior Indebtedness and related security free of encumbrances created by the Senior Lenders), necessary to evidence the transfer by subrogation to the Subordinated Creditor of an interest in its Senior Indebtedness and any security held therefor resulting from such payment of the Subordinated Indebtedness to the Administrative Agent.

ARTICLE 5

DEALINGS WITH BORROWER

5.1	Restriction Dealings by Subordinated Creditor

Except with the prior written consent of the Administrative Agent with the consent of the Required Lenders, the Subordinated Creditor shall not:

(a)	assign all or any portion of the Subordinated Indebtedness in favor of any Person other than the Senior Lenders unless such Person has agreed in writing with the Administrative Agent to be bound by the provisions hereof in the place and stead of the Subordinated Creditor; or

(b)	commence, or join with any other Person in commencing, any Proceeding respecting the Obligor or any Subsidiary of the Obligor.

5.2	Permitted Dealings by Senior Lenders

Notwithstanding anything in this Agreement, the Subordinated Creditor acknowledges each of the Senior Lenders shall be entitled to:

(a)	lend monies or otherwise extend credit or accommodations to the Obligor as part of the Senior Indebtedness or otherwise;

(b)	agree to any change in, amendment to, waiver of, or departure from, any term of the Credit Agreement or any other Loan Document including, without limitation, any amendment, renewal or extension of such agreement or increase in the payment obligations of the Obligor under any such Loan Documents;

(c)	grant time, renewals, extensions, releases, discharges or other indulgences or forbearances to the Obligor in respect of the Senior Indebtedness;

(d)	waive timely and strict compliance with or refrain from exercising any rights under or relating to the Senior Indebtedness;

(e)	accept or make any compositions, arrangements, plans of reorganization or compromises with any Person as any of the Senior Lenders may deem appropriate in connection with the Senior Indebtedness;

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Form of Subordination Agreement

(f)	change, whether by addition, substitution, removal, succession, assignment, grant of participation, transfer or otherwise, any of the Senior Lenders;

(g)	acquire, give up, vary, exchange, release, discharge or otherwise deal with or fail to deal with any security interests, guaranties or collateral relating to any Senior Indebtedness, this Agreement or any other Loan Document or allow the Obligor or any other Person to deal with the property which is subject to such security interests, guaranties or collateral, all as the Senior Lenders may deem appropriate; and/or

(h)	abstain from taking, protecting, securing, registering, filing, recording, renewing, perfecting, insuring or realizing upon any security interests, guaranties or collateral for any Senior Indebtedness; and no loss in respect of any of the security interests or guaranties received or held for and on behalf of the Senior Lenders, whether occasioned by fault, omission of negligence of any kind, whether of the Senior Lenders or otherwise, shall in any way limit or impair the liability of the Subordinated Creditor or the rights of the Senior Lenders under this Agreement;

all of which may be done without notice to or consent of the Subordinated Creditor and without impairing, releasing or otherwise affecting any rights or obligations of the Subordinated Creditor hereunder or any rights of the Senior Lenders hereunder.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

The Subordinated Creditor hereby represents and warrants to the Senior Lenders that:

(a)	the Subordinated Creditor is a [corporation] duly incorporated or amalgamated, as the case may be, and validly existing under the laws of its jurisdiction of incorporation or amalgamation, as the case may be;

(b)	the Subordinated Creditor has all necessary [corporate] power and authority to enter into this Agreement;

(c)	the Subordinated Creditor has taken all necessary [corporate] action to authorize the creation, execution, delivery and performance of this Agreement;

(d)	this Agreement constitutes a valid and legally binding obligation of the Subordinated Creditor, enforceable against the Subordinated Creditor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles; and

(e)

neither the execution and delivery of this Agreement, nor compliance with the terms and conditions hereof (i) will result in a violation of the articles or by-laws of the Subordinated Creditor or any resolutions passed by the board of directors or shareholders of the Subordinated Creditor or any applicable law, order, judgment, injunction, award or decree; (ii) will result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other material agreement or instrument to which the

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Form of Subordination Agreement

Subordinated Creditor is a party or by which its or its assets are bound; or (iii) requires any approval or consent of any governmental authority having jurisdiction except such as have already been obtained and are in full force and effect.

ARTICLE 7

CONTINUING SUBORDINATION

7.1	Continuing Subordination; Reinstatement

This Subordination Agreement shall create a continuing subordination and shall:

(a)	remain in full force and effect until the Senior Lenders have received payment in cash of the full amount of the Senior Indebtedness, all Letters of Credit have terminated and no further Commitments are outstanding under the Credit Agreement; provided however, that Section 5.1(b) shall remain in effect until 91 days after such time;

(b)	be binding upon the Subordinated Creditor and its successors and assigns; and

(c)	inure, together with the rights and remedies of the Senior Lenders, to the benefit of and be enforceable by the Senior Lenders and their successors and assigns for their benefit and for the benefit of any other Person entitled to the benefit of any Loan Documents from time to time, including any permitted assignee of some or all of the Loan Documents.

Subordinated Creditor agrees that following such termination this Subordination Agreement shall be automatically reinstated if for any reason any payment made on the Senior Indebtedness is rescinded or must be otherwise restored by any Senior Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

7.2	Other Obligations not Affected

The subordination provided for herein is in addition to and not in substitution for any other agreement or any other security by whomsoever given or at any time held by any of the Senior Lenders in respect of the Senior Indebtedness, and the Senior Lenders shall at all times have the right to proceed against or realize upon all or any portion of any other agreement or any security or any other monies or assets to which the Senior Lenders may become entitled or have a claim in such order and in such manner as the Senior Lenders in their sole discretion may deem appropriate.

7.3	Acknowledgment of Documentation

The Subordinated Creditor hereby acknowledges that it is familiar with and understands the terms of the Credit Agreement and all other Loan Documents. The Subordinated Creditor shall ensure that the Obligor provides such copies as the Subordinated Creditor wishes to receive of all amendments, modifications or supplements to any of the aforementioned documents and of any other documents, instruments or agreements which are executed in the future pursuant to which Senior Indebtedness may arise. None of the Senior Lenders shall in any manner have any obligation to ensure such receipt nor shall lack of receipt in any way affect the absolute and unconditional nature of the Subordinated Creditor’s obligations hereunder in respect of the Senior Indebtedness thereby created or arising.

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Form of Subordination Agreement

ARTICLE 8

GENERAL PROVISIONS

8.1	Notices

All notices and other communications provided for hereunder shall be given in the form and manner prescribed by Section 10.02 of the Credit Agreement. All such notices to the Subordinated Creditor may be given to the Borrowers on behalf of the Subordinated Creditor and shall be sufficiently delivered if so given.

8.2	Amendments and Waivers

(a)	No provision of this Agreement may be amended, waived, discharged or terminated orally nor may any breach of any of the provisions of this Agreement be waived or discharged orally, and any such amendment, waiver, discharge or termination may only be made in writing signed by the Administrative Agent on behalf of the requisite Senior Lenders, or by the Senior Lenders, and if such amendment is intended to bind the Subordinated Creditor, by the Subordinated Creditor.

(b)	No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof unless specifically waived in writing, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)	Any waiver of any provision of this Agreement or consent to any departure by any party therefrom shall be effective only in the specific instance and for the specific purpose for which given and shall not in any way be or be construed as a waiver of any future requirement.

8.3	Assignment by Lenders

The Subordinated Creditor acknowledges and agrees that each of the Senior Lenders shall have the right to assign, sell, participate or otherwise transfer all or any portion of its rights and benefits under the Loan Documents (including this Agreement) without the consent of the Subordinated Creditor. This Agreement shall extend to and inure to the benefit of each of the Senior Leaders and their respective successors and permitted assigns.

8.4	Assignment and Certain Other Actions by Subordinated Creditor

Until payment in full of the Senior Indebtedness, the Subordinated Creditor shall not, without the prior written consent of the Senior Lenders (which consent may be arbitrarily withheld), (a) accelerate the maturity of the Subordinated Indebtedness to a date that is earlier than six (6) months after the Maturity Date as defined in the Credit Agreement; (b) take any collateral security or guarantees for any Subordinated Indebtedness; or (c) sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of any of the Subordinated Indebtedness, unless the Subordinated Creditor gives the Administrative Agent written notice thereof and such sale, transfer, endorsement, pledge, encumbrance or other disposition is to an Affiliate of the Obligor and is made expressly subject to this Subordination Agreement.

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Form of Subordination Agreement

8.5	Further Assurances

The Subordinated Creditor shall, at the request of the Senior Lenders but at the expense of the Subordinated Creditor, do all such further acts and things and execute and deliver all such further documents as the Administrative Agent or the Senior Lenders may reasonably require in order to fully perform and carry out the terms of this Agreement.

8.6	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7	Waiver of Right to Trial by Jury

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF the Subordinated Creditor has caused this Agreement to be executed by its duly authorized representative(s) as of the date first above written.

Per:
Name:
Title:

Per:
Name:
Title:

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Form of Subordination Agreement

ACKNOWLEDGMENT

The undersigned hereby acknowledges the terms of the above Subordination Agreement and covenants not to participate in any violation thereof.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its General Partner

By:

Name:

Title:

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Form of Subordination Agreement

ANNEX A

Indebtedness

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Form of Subordination Agreement